Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

RICHMOND DIVISION

)
In re:	)	Chapter 11
)
PIER 1 IMPORTS, INC., et al.,[1]	)	Case No. 20-30805 (KRH)
)
Debtors.	)	(Jointly Administered)
)

AMENDED JOINT CHAPTER 11 PLAN OF

PIER 1 IMPORTS, INC. AND ITS DEBTOR AFFILIATES

NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN OFFER, ACCEPTANCE, COMMITMENT, OR LEGALLY BINDING OBLIGATION OF THE DEBTORS, ANY OF THE PLAN SUPPORT PARTIES, OR ANY OTHER PARTY IN INTEREST.

YOU SHOULD NOT RELY ON THE INFORMATION CONTAINED IN, OR THE TERMS OF, THIS PLAN FOR ANY PURPOSE PRIOR TO THE CONFIRMATION OF THIS PLAN BY THE BANKRUPTCY COURT.

THIS PLAN IS SUBJECT TO APPROVAL BY THE BANKRUPTCY COURT AND OTHER CUSTOMARY CONDITIONS. THIS PLAN IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES.

Joshua A. Sussberg, P.C. (admitted pro hac vice)	Michael A. Condyles (VA 27807)
Emily E. Geier (admitted pro hac vice)	Peter J. Barrett (VA 46179)
AnnElyse Scarlett Gains (admitted pro hac vice)	Jeremy S. Williams (VA 77469)
KIRKLAND & ELLIS LLP	Brian H. Richardson (VA 92477)
KIRKLAND & ELLIS INTERNATIONAL LLP	KUTAK ROCK LLP
601 Lexington Avenue	901 East Byrd Street, Suite 1000
New York, New York 10022	Richmond, Virginia 23219-4071
Telephone: (212) 446-4800	Telephone: (804) 644-1700
Facsimile: (212) 446-4900	Facsimile: (804) 783-6192

-and-

Joshua M. Altman (admitted pro hac vice)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle Street
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Co-Counsel to the Debtors and Debtors in Possession Dated: July 30, 2020

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are set forth in the Order (I) Directing Joint Administration of Chapter 11 Cases and (II) Granting Related Relief [Docket No. 76]. The location of the Debtors’ service address is 100 Pier 1 Place, Fort Worth, Texas 76102.

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Article VI . PROVISIONS GOVERNING DISTRIBUTIONS	39
A. Timing and Calculation of Amounts to Be Distributed	39
B. Delivery of Distributions and Undeliverable or Unclaimed Distributions	39
C. Tax Issues and Compliance with Tax Requirements	40
D. Allocations	41
E. No Postpetition Interest on Claims	41
F. Setoffs and Recoupment	41
G. Claims Paid or Payable by Third Parties	42

Article VII . THE PLAN ADMINISTRATOR	43
A. The Plan Administrator	43
B. Wind-Down	45
C. Exculpation, Indemnification, Insurance & Liability Limitation	45
D. Tax Returns	46
E. Dissolution of the Wind-Down Debtors	46

Article VIII . RESERVES ADMINISTERED BY THE PLAN ADMINISTRATOR	46
A. Establishment of Reserve Accounts	46
B. Undeliverable Distribution Reserve	46
C. Wind-Down Reserve	47
D. Administrative / Priority Claims Reserve	47
E. Priority Tax Claims Reserve	48
F. Distributable Proceeds / Settlement Waterfall Recovery	48
G. The General Account and Distribution Reserve Account Adjustments	49

Article IX . PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS	49
A. Allowance of Claims	49
B. Claims Administration Responsibilities	50
C. Estimation of Claims	50
D. Adjustment to Claims Without Objection	51
E. Time to File Objections to Claims	51
F. Disallowance of Claims	51
G. Amendments to Claims	51
H. No Distributions Pending Allowance	52
I. Distributions After Allowance	52

Article X . SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS	52
A. Compromise and Settlement of Claims, Interests, and Controversies	52
B. Term of Injunctions or Stays	53
C. Release of Liens	53
D. Debtor Release	53
E. Release by Holders of Claims or Interests	55
F. Exculpation	56
G. Injunction	57

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H. Protection Against Discriminatory Treatment	57
I. Recoupment	57
J. Subordination Rights.	58

Article XI . CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN	58
A. Conditions Precedent to the Effective Date	58
B. Waiver of Conditions	59
C. Substantial Consummation	59
D. Effect of Nonoccurrence of Conditions to the Effective Date	59

Article XII . MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN	59
A. Modification and Amendments	59
B. Effect of Confirmation on Modifications	60
C. Revocation or Withdrawal of the Plan	60

Article XIII . RETENTION OF JURISDICTION	60

Article XIV . MISCELLANEOUS PROVISIONS	62
A. Immediate Binding Effect	62
B. Additional Documents	63
C. Dissolution of the Creditors’ Committee	63
D. Reservation of Rights	63
E. Successors and Assigns	63
F. Service of Documents	63
G. Entire Agreement	65
H. Exhibits	65
I. Nonseverability of Plan Provisions	65
J. Votes Solicited in Good Faith	65
K. Waiver and Estoppel.	65

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INTRODUCTION

Pier 1 Imports, Inc. (“Pier 1”) and its debtor affiliates, as debtors and debtors in possession (each, a “Debtor” and, collectively, the “Debtors”), propose this first amended joint plan of reorganization (together with the documents comprising the Plan Supplement, the “Plan”) for the resolution of outstanding Claims against, and Interests in, the Debtors. Capitalized terms used and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof. Holders of Claims and Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of the Plan. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code, and the Plan constitutes a separate plan of reorganization for each of the Debtors.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.    Defined Terms

As used in this Plan, capitalized terms have the meanings set forth below.

1.    “ABL Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent and collateral agent under the ABL Credit Agreement.

2.    “ABL Agents” means the ABL Administrative Agent and the ABL Term Loan Agent.

3.    “ABL Claims” means any and all claims arising from, under or in connection with the ABL Documents including, without limitations, the ABL Obligations.

4.    “ABL Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of June 2, 2017 (as amended, restated, supplemented, or otherwise modified from time to time), among Pier 1, as lead borrower, the ABL Administrative Agent, the ABL Term Loan Agent and the ABL Lenders.

5.    “ABL Documents” means the ABL Credit Agreement and any other agreements and documents executed in connection therewith or related thereto.

6.    “ABL Lenders” means the lenders party to the ABL Credit Agreement.

7.    “ABL Obligations” shall mean “Prepetition ABL Obligations” as defined in the DIP Order.

8.    “ABL Priority Collateral” has the meaning ascribed to it in the Intercreditor Agreement.

9.    “ABL Term Loan Agent” means Pathlight Capital Fund I LP, in its capacity as ABL term loan agent under the ABL Credit Agreement.

10.    “Adequate Assurance Information” means written evidence to demonstrate the ability of the Wind-Down Debtors or any assignee, as applicable, to provide “adequate assurance of future performance” (with the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed.

11.    “Administrative Claim” means a Claim for costs or expenses of administration of the Debtors’ Estates pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims; (c) all Allowed requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code; and (d) all DIP Claims.

12.    “Administrative Claims Bar Date” means, other than for Professional Fee Claims, DIP Claims, and claims arising under section 503(b)(9) of the Bankruptcy Code, for which bar dates were established in the Prepetition Claims Bar Date Order, the later of the date that is thirty (30) days following: (i) the Effective Date or (ii) the effective date of the rejection or assumption of an Executory Contract or Unexpired Lease, except as specifically set forth in the Plan or the Administrative Claims Bar Date Order or otherwise ordered by the Bankruptcy Court. For the avoidance of doubt, the Administrative Claims Bar Date shall not apply to any Debtor having a Claim against another Debtor and parties not required to file a Proof of Administrative Claim pursuant to the Administrative Claims Bar Date Order.

13.    “Administrative Claims Bar Date Order” means the order granting the Debtors’ Motion for Entry of an Order (I) Setting A Bar Date for Filing Proofs of Administrative Claims Against the Debtors, (II) Establishing Administrative Claims Procedures, (III) Approving the Form and Manner of Filing Proofs of Administrative Claims, (IV) Approving Notice of the Administrative Claims Bar Date, and (V) Granting Related Relief [Docket No. 737].

14.    “Administrative / Priority Claim Consent Form” means the certain notice served upon known Holders of Administrative, and Other Priority Claims, attached to the Disclosure Statement Order, pursuant to which the Debtors are seeking the agreement of such Holder to the treatment afforded to such Holder under the Plan.

15.    “Administrative / Priority Claims Reserve” means a segregated account to be established and maintained by the Plan Administrator and funded with the Administrative / Priority Claims Reserve Amount to fund distribution to the Holders of Allowed Administrative Claims and Allowed Priority Claims as set forth in Article VIII.D and Allowed Other Secured Claims, to the extent that such Other Secured Claims have not been satisfied pursuant to Article III.B.2. For the avoidance of doubt, Allowed Professional Fee Claims will be paid from the Professional Fee Escrow and DIP Claims shall be treated in accordance with Article II.C herein and in no case from the Administrative / Priority Claims Reserve.

16.    “Administrative / Priority Claims Reserve Amount” means the amount of the Distributable Proceeds available for Holders of Allowed Administrative Claims and Allowed Priority Claims pursuant to the Waterfall Recovery, which amount shall be used by the Plan Administrator to fund the Administrative / Priority Claims Reserve.

17.    “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

18.    “Allowed” means with respect to any Claim, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim timely Filed by the Bar Date (or for which Claim under the Plan, the Bankruptcy Code, or a Final Order of the Court a Proof of Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim has been timely filed; or (c) a Claim Allowed pursuant to the Plan, any stipulation approved by the Court, any contract, instrument, indenture, or other agreement entered into or assumed in connection with the Plan, or a Final Order of the Court; provided, that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Court, or if such an objection is so interposed, such Claim shall have been Allowed by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim or Interest is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes. For the avoidance of doubt, a Proof of Claim Filed after the Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim. “Allow” and “Allowing” shall have correlative meanings.

19.    “Asset Sale Transaction” means the sale or sales, either as a going-concern or in a liquidation, of some or all of the Debtors’ assets under this Plan or as otherwise authorized by order of the Bankruptcy Court or the Bankruptcy Code.

20.    “Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies which any of the Debtors, the debtors in possession, the Estates, or other appropriate parties in interest have asserted or may assert under sections 502, 510, 542, 544, 545, or 547 through 553 of the Bankruptcy Code or under similar or related state or federal statutes and common law.

21.    “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time, as applicable to the Chapter 11 Cases.

22.    “Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Virginia having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of reference under 28 U.S.C. § 157 and/or the General Order of the District Court pursuant to section 151 of title 28 of the United States Code, the United States District Court for the Eastern District of Virginia.

23.    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each as amended from time to time.

24.    “Bidding Procedures” means the Bidding Procedures for the Disposition of the Debtors’ Assets attached as Exhibit 1 to the Order (I) Establishing Bidding Procedures, (II) Scheduling Bid Deadlines and an Auction, (III) Approving the Form and Manner of Notice thereof, (IV) Approving the Form of Asset Purchase Agreement, (V) Authorizing Assumption of the Plan Support Agreement and (VI) Granting Related Relief [Docket No. 102].

25.     “Budget” has the meaning set forth in the DIP Order.

26.    “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

27.    “Cash” means the legal tender of the United States of America or the equivalent thereof.

28.    “Cash Consideration” means any proceeds paid or payable in Cash by buyers to the Debtors in connection with any Asset Sale Transaction; provided, however, that, for the avoidance of doubt, Cash Consideration includes any Cash or Cash equivalents returned (whether before or after the Effective Date) to the Debtors or their Estates, including (a) the return of any deposits of Cash or Cash equivalents and (b) the release of Cash or Cash equivalents used to collateralize any of the Debtors’ surety bonds, insurance policies or utility contracts.

29.    “Causes of Action” means any claims, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, in tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code.

30.    “Chapter 11 Cases” means when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and when used with reference to all of the Debtors, the procedurally consolidated and jointly administered chapter 11 cases pending for the Debtors in the Bankruptcy Court.

31.    “Claim” means a claim, as defined in section 101(5) of the Bankruptcy Code, and any Cause of Action or liability asserted against a Debtor.

32.    “Claims Objection Bar Date” means the deadline for objecting to a Claim, which shall be on the date that is 180 days after the Effective Date (as may be extended by the Court upon the request of the Debtors or the Wind-Down Debtors).

33.    “Claims Register” means the official register of Claims maintained by the Notice and Claims Agent.

34.    “Claims Representative” means the individual or entity selected by the Creditors’ Committee, upon consultation with the Consenting Term Lenders, tasked with ensuring an efficient and fair claims reconciliation process and overseeing the prosecution of estate causes of action under section 547 of the Bankruptcy Code, if any.

35.    “Class” means a category of Claims or Interests under section 1122(a) of the Bankruptcy Code.

36.     “COLI Loans” means those loans secured by the COLI Policies dated as of (a) August 27, 2019, between Pier 1 Services Company and John Hancock Mutual Life Insurance Company, and (b) August 27,2019, between Pier 1 Services Company and Voya Financial.

37.    “COLI Loan Claims” means any Claim based on or derived from the COLI Loans.

38.    “COLI Policies” means those company-owned life insurance policies between (a) Pier 1 Services Company and John Hancock Mutual Life Insurance Company, and (b) between Pier 1 Services Company and Voya Financial.

39.    “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to the conditions set forth in the Plan.

40.    “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

41.    “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

42.    “Confirmation Order” means an order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

43.    “Consenting Term Lenders” means each Term Loan Lender that is a party to the Plan Support Agreement.

44.    “Consummation” means the occurrence of the Effective Date.

45.    “Creditors’ Committee” means any official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code.

46.    “Cure Claim” means a monetary Claim based upon a Debtor’s defaults under any Executory Contract or Unexpired Lease at the time such contract or lease is assumed by such Debtor pursuant to section 365 of the Bankruptcy Code.

47.    “Cure Obligations” means all (a) Cure Claims and (b) other obligations required to cure any non-monetary defaults (the performance required to cure such non-monetary defaults and the timing of such performance will be described in reasonable detail in a notice of proposed assumption and assignment) under any Executory Contract or Unexpired Lease that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

48.    “Cure/Assumption Objection Deadline” means the date that is 14 days after filing of the Schedule of Assumed Executory Contracts and Unexpired Leases with the Plan Supplement and service of the Cure Notice; provided, that if any Executory Contract or Unexpired Lease is added to the Schedule of Assumed Executory Contracts and Unexpired Leases after the filing of the initial Schedule of Assumed Executory Contracts and Unexpired Leases, or an Executory Contract or Unexpired Lease proposed to be assumed by the Wind-Down Debtors is proposed to be assigned to a third party after the filing of the initial Schedule of Assumed Executory Contracts and Unexpired Leases, then the Cure/Assumption Objection Deadline with respect to such Executory Contract or Unexpired Lease shall be 14 days after service of the amended Schedule of Assumed Executory Contracts and Unexpired Leases with such modification (or such other time period as the Debtors set (subject to Bankruptcy Court approval) if the Debtors seek a limited notice period prior to the date of the Confirmation Hearing).

49.    “Cure Notice” means a notice of a proposed amount to be paid and/or obligation to be performed on account of a Cure Obligation in connection with an Executory Contract or Unexpired Lease to be assumed under the Plan pursuant to section 365 of the Bankruptcy Code, which notice shall include: (a) procedures for objecting to proposed assumptions of Executory Contracts and Unexpired Leases; (b) Cure Claims to be paid in connection therewith; (c) Adequate Assurance Information; and (d) procedures for resolution by the Bankruptcy Court of any related disputes.

50.    “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) of any of the Debtors for current or former directors’, managers’, and officers’ liability.

51.    “Debtors” means, collectively: Pier 1; Pier 1 Assets, Inc.; Pier 1 Holdings, Inc.; Pier 1 Imports (U.S.), Inc.; Pier 1 Licensing, Inc.; Pier 1 Services Company; Pier 1 Value Services, LLC; and PIR Trading, Inc., the debtors and debtors in possession in the Chapter 11 Cases.

52.    “DIP ABL Agent” means Pathlight Capital LP, in its capacity as ABL term loan agent under the DIP Credit Agreement, together with its respective successors and assigns in such capacity.

53.    “DIP Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent and collateral agent under the DIP Credit Agreement, together with its respective successors and assigns in such capacity.

54.    “DIP Agents” means the DIP ABL Agent and the DIP Administrative Agent.

55.    “DIP Claims” means, any and all Claims derived from, based upon, or secured by, the DIP Documents including, without limitation, the DIP Facility Obligations.

56.    “DIP Credit Agreement” means that certain Senior Secured, Super-Priority Debtor-in-Possession Credit Agreement (as it may be amended, restated, supplemented, or otherwise modified from time to time), dated as of February 20, 2020, by and among the Debtors, the DIP Lenders, and the DIP Agents.

57.    “DIP Documents” means the DIP Credit Agreement and any other agreements and documents executed in connection with or related thereto.

58.    “DIP Facility Obligations” shall have the meaning set forth in the DIP Order.

59.    “DIP Lenders” means collectively the Lenders (as defined in the DIP Credit Agreement) party to the DIP Credit Agreement.

60.    “DIP Order” means the Final Order (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Authorizing the Debtors to Use Cash Collateral, (III) Granting Liens and Providing Administrative Expense Status, (IV) Granting Adequate Protection to the Prepetition Secured Parties, (V) Modifying the Automatic Stay, and (VI) Granting Related Relief [Docket No. 342].

61.    “DIP Senior Credit Facility” means that certain $256,000,000 postpetition debtor-in-possession financing facility available under the DIP Credit Agreement.

62.     “Disallowed” means, with respect to any Claim, a Claim or any portion thereof that: (a) has been disallowed by a Final Order; (b) is Scheduled as zero or as contingent, disputed, or unliquidated and as to which no Proof of Claim or request for payment of an Administrative Claim has been timely Filed or deemed timely Filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely Filed under applicable law or the Plan; (c) is not Scheduled and as to which no Proof of Claim or request for payment of an Administrative Claim has been timely Filed or deemed timely Filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely Filed under applicable law or the Plan; (d) has been withdrawn by agreement of the applicable Debtor and the Holder thereof; or (e) has been withdrawn by the Holder thereof.

63.    “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto.

64.    “Disclosure Statement Order” means the order entered by the Bankruptcy Court approving the Disclosure Statement, entered on June 24, 2020 [Docket No. 804].

65.    “Disputed” means a Claim that is not yet Allowed.

66.    “Distributable Proceeds” means all Cash of the Debtors available on or after the Effective Date after the funding of the Priority Tax Claims Reserve, the Other Secured Claims Reserve, the Professional Fee Escrow Account, and the Wind-Down Reserve, available for distribution under Article VIII.F hereof, which Distributable Proceeds shall be the excess Cash in the General Account and subject to the Intercreditor Agreement, as applicable.

67.    “Distribution Agent” means the Wind-Down Debtors or any Entity the Wind-Down Debtors select to make or facilitate distributions to be made pursuant to the Plan.

68.    “Distribution Record Date” means the date for determining which Holders of Claims are eligible to receive distributions hereunder and shall be the Effective Date or such other date as designated in a Final Order of the Bankruptcy Court; provided, that the Distribution Record Date shall not apply to publicly held securities.

69.    “Distribution Reserve Accounts” means the Administrative / Priority Claims Reserve, the Undeliverable Distribution Reserve, the Wind-Down Reserve, the Other Secured Claims Reserve established pursuant to this Plan.

70.     “Effective Date” means, with respect to the Plan, the date that is a Business Day selected by the Debtors on which: (a) no stay of the Confirmation Order is in effect; (b) all conditions precedent specified in Article IX.A have been satisfied or waived (in accordance with Article IX.B); and (c) the Plan is declared effective.

71.    “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

72.     “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

73.    “Exculpated Parties” means collectively, and in each case in its capacity as such: (a) the Debtors and Wind-Down Debtors; (b) the DIP Agents; (c) the DIP Lenders; (d) the Term Loan Agent; (e) the Term Loan Lenders; (f) the ABL Lenders; (g) the ABL Agents; (h) the Consenting Term Lenders; (i) the Creditors’ Committee; (j) with respect to the foregoing clauses (a) through (i), each such Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, control persons, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, subsidiaries, principals, members, employees, agents, managed accounts or funds, management companies, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

74.    “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

75.     “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date, compounded annually.

76.    “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim or proof of Interest, the Notice and Claims Agent.

77.    “Final Order” means (i) an order or judgment of the Bankruptcy Court, as entered on the docket in any Chapter 11 Case (or any related adversary proceeding or contested matter) or the docket of any other court of competent jurisdiction, or (ii) an order or judgment of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any order or judgment entered by the Bankruptcy Court (or any other court of competent jurisdiction, including in an appeal taken) in the Chapter 11 Case (or in any related adversary proceeding or contested matter), in each case that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Bankruptcy Rules of the Bankruptcy Court, may be filed relating to such order shall not prevent such order from being a Final Order.

78.    “General Account” means a general account: (a) into which shall be deposited revenues and proceeds of all assets of the Debtors, including proceeds of any Asset Sale Transaction, and Cash of the Debtors in an amount in excess of the amount required to adequately maintain the Distribution Reserve Accounts as described in Article VIII.G (provided that the General Account shall not include funds required to be deposited into the Distribution Reserve Accounts); (b) from which shall be made payments to any Distribution Reserve Account in an amount sufficient to adequately maintain such Distribution Reserve Account as described in Article VIII.G; and (c) from which payments shall be made according to the priority set forth in Article VIII.F.

79.    “General Unsecured Claim” means any Claim, including the Term Loan Deficiency Claim, other than (a) an Administrative Claim, (b) a Secured Tax Claim, (c) an Other Secured Claim, (d) a Priority Tax Claim, (e) an Other Priority Claim, (f) a Term Loan Claim, (g) an Intercompany Claim, (h) a DIP Claim, or (i) an ABL Claim.

80.    “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

81.    “Holder” means an Entity holding a Claim or Interest, as applicable.

82.    “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

83.    “Industrial Revenue Bond Agreement” means that certain Loan Agreement originally dated as of November 1, 1986 between Pier 1 Imports - Texas, Inc. and the City of Mansfield Industrial Development Corporation.

84.     “Intercompany Claim” means any Claim held by a Debtor or a Debtor’s Affiliate against a Debtor or a Debtor’s Affiliate.

85.    “Intercompany Interest” means, other than an Interest in Pier 1, an Interest in one Debtor held by another Debtor or a Debtor’s Affiliate.

86.    “Intercreditor Agreement” means that certain intercreditor agreement, dated as of April 30, 2014, by and among Bank of America, N.A. and the Term Loan Agent, as modified by that certain Acknowledgement and Agreement, dated as of February 20, 2020.

87.    “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor.

88.    “Interim Compensation Order” means the order of the Bankruptcy Court establishing procedures for interim compensation and reimbursement of expenses for professionals.

89.    “IRB Claims” means any claim based on or derived from the Industrial Revenue Bond Agreement.

90.    “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time, as applicable to the Chapter 11 Cases.

91.    “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

92.    “Limited Operation Order” means the Order (I) Approving Relief Related to the Interim Budget, (II) Temporarily Adjourning Certain Motions and Applications for Payments, and (III) Granting Related Relief [Docket No. 493].

93.    “Monitor” means an individual or entity selected by the Required Consenting Term Lenders, upon consultation with the Creditors’ Committee responsible for overseeing compliance with the Wind-Down Budget.

94.    “Non-Qualified Deferred Compensation Trust Plans” means the Debtors’ supplemental retirement plan, deferred compensation plan, supplemental executive retirement plan, and benefit restoration plan.

95.    “Notice and Claims Agent” means Epiq Corporate Restructuring, LLC.

96.    “Other Priority Claim” means any Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; or (b) a Priority Tax Claim, to the extent such Claim has not already been paid during the Chapter 11 Cases.

97.    “Other Secured Claim” means any Secured Claim, other than (a) claims arising under the Debtors’ prepetition asset-based lending credit facility or (b) a Term Loan Claim. For the avoidance of doubt, the COLI Loan Claims and IRB Claims are Other Secured Claims.

98.     “Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

99.    “Petition Date” means February 17, 2020, the date on which the Debtors commenced the Chapter 11 Cases.

100.     “Pier 1” means Pier 1 Imports, Inc.

101.     “Plan” means this plan, as it may be amended or supplemented from time to time, including all exhibits, schedules, supplements, appendices, annexes and attachments thereto.

102.    “Plan Administrator” means the person selected by the Required Consenting Term Lenders, with the consent of the Debtors (not to be unreasonably withheld), to administer the Wind-Down Debtors. For the avoidance of doubt, all costs, liabilities, and expenses reasonably incurred by the Plan Administrator, and any personnel employed by the Plan Administrator in the performance of the Plan Administrator’s duties, shall be paid from the Wind-Down Debtors’ Assets.

103.     “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Plan Support Agreement) to be Filed by the Debtors no later than fourteen days before the Voting Deadline or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, including the following, as applicable: (a) Schedule of Assumed Executory Contracts and Unexpired Leases; (b) the identity and terms of any documentation, including a wind-down trust agreement, establishing the rights and compensation of the Plan Administrator; (c) any transition services agreement between a Purchaser and the Debtors (as applicable); and (d) any other necessary documentation related to any Asset Sale Transaction or other Restructuring Transactions in accordance with Article X of the Plan.

104.    “Plan Support Agreement” means that certain Plan Support Agreement, dated as of February 16, 2020, by and among the Debtors and the Plan Support Parties, including all exhibits and schedules attached thereto, as may be amended from time to time in accordance with the terms thereof.

105.    “Plan Support Parties” means, collectively, the Consenting Term Lenders that are party to the Plan Support Agreement.

106.    “Prepetition Claims Bar Date” means the dates established by the Bankruptcy Court in the Prepetition Claims Bar Date Order by which Proofs of Claim on account of prepetition claims (including claims arising under section 503(b)(9) of the Bankruptcy Code) must be Filed.

107.    “Prepetition Claims Bar Date Order” means the Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment Under Section 503(B)(9), (II) Establishing Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing Proofs of Claim, Including Section 503(B)(9) Requests, (IV) Approving Notice of Bar Dates, and (V) Granting Related Relief [Docket No. 345].

108.    “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

109.    “Priority Tax Claims Reserve” means a segregated account to be established and maintained by the Plan Administrator to fund distribution to the Holders of Priority Tax Claims as set forth in Article VIII.D

110.    “Priority Tax Claim Reserve Amount” means Cash in the amount to be determined by the Debtors, which amount shall be funded by the Debtors and used by the Plan Administrator to fund the Priority Tax Claims Reserve.

111.    “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim under the Plan.

112.    “Professional” means an Entity employed pursuant to a Bankruptcy Court order in accordance with sections 327, 328 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code.

113.    “Professional Fee Claims” means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date to the extent such fees and expenses have not been previously paid.

114.    “Professional Fee Escrow Account” means an interest-bearing account (to the extent commercially reasonable) in an amount equal to the total Professional Fee Reserve Amount funded by the Wind-Down Debtors on the Effective Date.

115.    “Professional Fee Reserve Amount” means the amount set forth in the Wind-Down Budget for all Professional fee payments through the Effective Date, including (a) amounts budgeted for prior months not yet invoiced to the Debtors and (b) any amounts for services provided in prior periods that are invoiced but not yet paid (including hold back amounts).

116.    “Proof of Claim” means a proof of Claim Filed in the Chapter 11 Cases.

117.    “Purchase Agreement” means any asset purchase agreement, by and among the Debtors and a Purchaser, as may be amended, supplemented, or otherwise modified from time to time.

118.    “Purchaser” means, collectively, any purchaser under any Asset Sale Transaction, together with its or their successors and permitted assigns (including any and all of its or their wholly-owned Affiliates to which it or they assigns any of its rights or obligations).

119.     “Reinstated” or “Reinstatement” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

120.    “Rejection Notice” means any applicable notice filed by the Debtors providing notice to counterparties of the Debtors intent to reject an Executory Contract or Unexpired Lease, as set forth in the Order (I) Authorizing and Approving Procedures to Reject or Assume Executory Contracts and Unexpired Leases and (II) Granting Related Relief [Docket No. 402].

121.    “Released Party” means each of the following, solely in its capacity as such: (a) the Debtors and Wind-Down Debtors; (b) the DIP Agents; (c) the DIP Lenders; (d) the Term Loan Lenders; (e) the Term Loan Agent; (f) the ABL Agents; (g) the ABL Lenders; (h) the Consenting Term Lenders; (i) with respect to the foregoing clauses (a) through (h), each such Entity’s current and former Affiliates, and such Entities’ and their current and former Affiliates’ current and former directors, managers, officers, control persons, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, participants, managed accounts or funds, fund advisors, predecessors, successors, assigns, subsidiaries, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, investment managers, and other professionals, each in their capacity as such; and (j) Holders of Other Priority Claims and Administrative Claims that do no opt out or do not object to the treatment of their Claims under the Plan; provided that any Holder of a Claim or Interest that opts out of the releases contained in the Plan shall not be a “Released Party.”

122.    “Releasing Party” means each of the following, solely in its capacity as such: (a) the Debtors and Wind-Down Debtors; (b) the Estate; (c) the DIP Agents; (d) the DIP Lenders; (e) the Term Loan Lenders; (f) the Term Loan Agent; (g) the ABL Agents; (h) the ABL Lenders; (i) the Consenting Term Lenders; (j) the Purchaser; (k) with respect to each of the foregoing entities in clauses (a) through (j), such entity’s respective current and former Affiliates, and each of such entity’s, and such entity’s current and former affiliates’, current and former equity holders (regardless of whether such interests are held directly or indirectly), subsidiaries, officers, directors, managers, principals, members, employees, agents, advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; (l) all Holders of Claims and Interests that are deemed to accept the Plan and who do not opt out of the releases provided by the Plan; (m) all Holders of Claims and Interests who vote to accept the Plan; and (n) all Holders in voting classes who abstain from voting on the Plan and who do not opt-out of the releases provided by the Plan; provided, that any Holder of a Claim or Interest that votes to reject the Plan (and thereby opts out of the releases contained in the Plan), that abstains from voting on the Plan and opts-out, or that is deemed to reject the Plan shall not be a “Releasing Party.”

123.    “Required Consenting Term Lenders” has the meaning set forth in the Plan Support Agreement.2

124.    “Restructuring” means the restructuring of the Debtors on the terms of the Plan and the Plan Support Agreement

125.    “Restructuring Documents” means the Plan, the Disclosure Statement, the Plan Supplement, and the various agreements and other documents formalizing or implementing the Plan and the transactions contemplated thereunder, each subject to the Plan Support Agreement.

[2]

For the avoidance of doubt, any consultation or consent rights provided to the Required Consenting Term Lenders in this Plan shall only be applicable so long as the Plan Support Agreement remains in effect.

126.    “Restructuring Transactions” means those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors and the Required Consenting Term Lenders reasonably determine to be necessary to implement the Restructuring, as described in more detail in Article IV.A herein.

127.     “Retained Causes of Action List” means a list of all retained Claims and Causes of Action of the Debtors, identified in the Plan Supplement.

128.    “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule (including any amendments or modifications thereto), if any, of the Executory Contracts and Unexpired Leases to be assumed or assumed and assigned by the Wind-Down Debtors pursuant to the Plan, as set forth in the Plan Supplement, as amended by the Debtors from time to time in accordance with the Plan, which shall be in form and substance acceptable to each of the Debtors.

129.    “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified, or supplemented from time to time.

130.    “Section 510(b) Claim” means any Claim subject to subordination under section 510(b) of the Bankruptcy Code.

131.    “Secured” means when referring to a Claim: (a) secured by a Lien on property in which any of the Debtors has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the applicable Holder’s interest in the applicable Debtor’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan, or separate order of the Bankruptcy Court, as a secured claim.

132.    “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder, as amended from time to time.

133.    “Security” means a security as defined in section 2(a)(1) of the Securities Act.

134.    “Term Loan Agent” means Wilmington Savings Fund Society, FSB, in its capacity as successor administrative agent under the Term Loan Credit Agreement, and any successor thereto.

135.    “Term Loan Claim” means any Claim derived from or based upon the Term Loan Credit Agreement.

136.    “Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of April 30, 2014 (as amended, novated, supplemented, extended or restated from time to time), by and among Pier 1, as lead borrower, certain direct wholly-owned subsidiaries and certain affiliates of Pier 1, as guarantors, Wilmington Savings Fund Society, FSB, as successor administrative agent, and certain financial institutions, as lenders.

137.    “Term Loan Deficiency Claim” means any Term Loan Claim that is not a Secured Claim.

138.    “Term Loan Lenders” means the lending institutions party from time to time to the Term Loan Credit Agreement.

139.    “Term Loan Recovery Pool” means collectively, the proceeds of Intellectual Property and the Distributable Proceeds available for Allowed Term Loan Claims, pursuant to the Waterfall Recovery.

140.    “Term Priority Collateral” has the meaning ascribed to it in the Intercreditor Agreement.

141.    “Term Sheet” means that certain term sheet, attached as Exhibit B to the Amended Notice of Filing of Wind-Down Budget and Term Sheet [Docket No. 689].

142.    “U.S. Trustee” means the Office of the United States Trustee for the Eastern District of Virginia.

143.    “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

144.    “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that are unimpaired within the meaning of section 1124 of the Bankruptcy Code, including through payment in full in Cash.

145.    “Voting Deadline” means July 24, 2020, at 4:00 p.m. (prevailing Eastern Time).

146.    “Wages Order” means the Final Order (I) Authorizing the Debtors to (A) Pay Prepetition Wages, Salaries, Other Compensation, and Reimbursable Expenses and (B) Continue Employee Benefits Programs, and (II) Granting Related Relief [Docket No. 348].

147.    “Waterfall Recovery” means the priority of Claims to payments of Distributable Proceeds as set forth in Article VIII.F.

148.    “Wind Down” means the wind down and dissolution of the Debtors’ Estates following the Effective Date as set forth in Article VII.B hereof.

149.    “Wind-Down Amount” means Cash in an amount set forth in the Wind-Down Budget to be determined by the Debtors, with the consent of the Required Consenting Term Lenders, which amount shall be funded by the Debtors and used by the Plan Administrator to fund the Wind Down.

150.    “Wind-Down Budget” has the same meaning ascribed to such term in the Wind-Down Order.

151.    “Wind-Down Debtors” means the Debtors, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

152.    “Wind-Down Order” means the Order (I) Authorizing the Debtors to Wind-Down Operations, (II) Authorizing the Debtors to Conduct Store Closings, and (III) Granting Related Relief [Docket No. 744].

153.    “Wind-Down Reserve” means a segregated account established by the Plan Administrator established in accordance with Article VIII.C.

B.    Rules of Interpretation

For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (9) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (10) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (11) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (12) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (13) any immaterial effectuating provisions may be interpreted by the Debtors, Wind-Down Debtors, or the Plan Administrator in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (14) except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Wind-Down Debtors shall mean the Debtors and the Wind-Down Debtors, as applicable, to the extent the context requires.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, that corporate governance matters relating to the Debtors or the Wind-Down Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation of the relevant Debtor.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and any document included in the Plan Supplement, the terms of the relevant provision in the Plan shall control (unless stated otherwise in such document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

G.	Nonconsolidated Plan

Although for purposes of administrative convenience and efficiency the Plan has been filed as a joint plan for each of the Debtors and presents together Classes of Claims against, and Interests in, the Debtors, the Plan does not provide for the substantive consolidation of any of the Debtors.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims and Priority Tax Claims

Except as otherwise provided in this Article II.A. and except with respect to Administrative Claims that are Professional Fee Claims, DIP Claims or subject to 11 U.S.C. § 503(b)(1)(D), requests for payment of Allowed Administrative Claims must be made by the Administrative Claims Bar Date or in compliance with the Administrative Claims Bar Date Order. Holders of Administrative Claims that are required to, but do not timely request payment on account of Administrative Claims as set forth in the Administrative Claims Bar Date Order or by the Administrative Claims Bar Date. shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Wind-Down Debtors or their property, and such Administrative Claims shall be deemed satisfied, settled, and released as of the Effective Date. Objections to such requests, if any, must be Filed in compliance with the Administrative Claims Bar Date Order.

Except with respect to Administrative Claims that are Professional Fee Claims or DIP Claims, and except to the extent that an Administrative Claim has already been paid during the Chapter 11 Cases or a Holder of an Allowed Administrative Claim and the applicable Debtor(s) agree to less favorable treatment, each Holder of an Allowed Administrative Claim shall be paid its Pro Rata share of the Distributable Proceeds, pursuant to the Waterfall Recovery, of the unpaid portion of its Allowed Administrative Claim on the latest of: (a) the Effective Date if such Administrative Claim is Allowed as of the Effective Date; (b) the date such Administrative Claim is Allowed or as soon as reasonably practicable thereafter; (c) the date such Allowed Administrative Claim becomes due and payable, or as soon thereafter as is reasonably practicable; and (d) as soon as reasonably practicable after the Wind-Down Debtors complete reconciling timely filed Administrative Claims and liquidating the Wind-Down Debtors’ assets such that an appropriate final Pro Rata distribution amount can be determined (or an interim amount can be determined and distributed to then Allowed Holders of Administrative Claims); provided that, with respect to a Holder of a Priority Tax Claim, such Priority Tax Claim shall be treated in accordance with section 1129(a)(9)(C) of the Bankruptcy Code as soon as reasonably practicable following the Effective Date; provided further that Allowed Administrative Claims that arise in the ordinary course of the Wind-Down Debtors’ businesses that are required for the Wind Down shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements and/or arrangements governing, instruments evidencing, or other documents relating to such transactions (and no requests for payment of such Administrative Claims must be Filed or served). Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to an Administrative Claim Allowed by Final Order.

All known Holders of Administrative Claims (other than Holders of Professional Fee Claims or DIP Claims) have been sent an Administrative / Priority Claim Consent Form pursuant to which the Debtors are seeking the agreement of such Holder to the treatment afforded to such Holder under the Plan. The failure to return the Administrative / Priority Claim Consent Form or the failure to object to the treatment under the Plan by a Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims or DIP Claims) shall be deemed to be such Holder’s consent to receive treatment for such Claim that is different from that set forth in section 1129(a)(9) of the Bankruptcy Code. If such Holder of an Administrative Claim does not object to the treatment under the Plan, such Holder shall be deemed a Released Party for all purposes hereunder.

With respect to any Holder of an Administrative Claim (including a claim under 503(b)(9) of the Bankruptcy Code) that (i) does not object to the Plan on account of the treatment contemplated hereby or (ii) does not validly return the Administrative / Priority Claim Consent Form indicating they do not agree with the treatment contemplated under the Plan, as of the Effective Date of the Plan, the Debtors, the Wind-Down Debtors, the Plan Administrator, and any successor-in-interest will waive and release (to the extent not already waived and released) any and all claims, Causes of Action, and other rights against the any such Holder on account of any and all estate causes of action pursuant to chapter 5 of the Bankruptcy Code or under similar or related state or federal statutes and common law including fraudulent transfer laws.

Any amounts remaining in the Administrative / Priority Claims Reserve after payment of all Allowed Administrative Claims and all Allowed Priority Claims shall promptly be transferred to the General Account and shall be distributed according to the priority set forth in Article VIII.F without any further action or order of the Court.

B.	Professional Compensation

1.	Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims incurred during the period from the Petition Date through the Confirmation Date shall be Filed no later than 45 days after the Effective Date. All such final requests will be subject to approval by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior orders of the Bankruptcy Court, including the Interim Compensation Order, and once approved by the Bankruptcy Court, shall be promptly paid from the Professional Fee Escrow Account up to the full Allowed amount. Notwithstanding anything to the contrary herein, to the extent that funds held in the Professional Fee Escrow Account are insufficient to satisfy the amount of Professional Fee Claims owing to the Professionals, such Professionals shall have an Allowed Administrative Claim for any such deficiency; provided that in no case should the total amount of the Professional Fee Claims exceed the amounts set forth in the Wind-Down Budget.

2.	Professional Fee Escrow Account

On the Effective Date, the Wind-Down Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates or the Plan Administrator. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Wind-Down Debtors as soon as reasonably practicable after such Professional Fee Claims are Allowed. When all Allowed amounts owing to the Professionals have been paid in full, any amount remaining in the Professional Fee Escrow Account shall promptly be paid to the Wind-Down Debtors without any further action or order of the Bankruptcy Court.

3.	Professional Fee Reserve Amount

Professionals shall reasonably estimate their unpaid Professional Fee Claims, and shall deliver such estimate to the Debtors no later than five days before the Effective Date; provided,

that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Wind-Down Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.	Post-Confirmation Date Fees and Expenses

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Professionals, subject to the Wind-Down Budget. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Wind-Down Debtors or the Plan Administrator, as applicable, may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	DIP Claims

As of the Effective Date, the DIP Claims shall be Allowed and deemed to be Allowed Claims in the full amount outstanding under the DIP Credit Agreement and the other DIP Documents, including principal, interest, fees, prepayment premiums and expenses and other amounts constituting obligations under the DIP Credit Agreement. Except to the extent that a Holder of an Allowed DIP Claim agrees, in its sole and absolute discretion, to a less favorable treatment, in full satisfaction of each Allowed DIP Claim, on the Effective Date, each Holder of an Allowed DIP Claim will either: (1) be Paid in Full on the Effective Date or (2) receive such other treatment as agreed to by such Holder, in its sole and absolute discretion, and the Debtors and Wind-Down Debtors, as applicable. As used in this paragraph, “Paid in Full” shall mean the indefeasible repayment in full in Cash of all obligations (including principal, interest, fees, expenses, indemnities, other than contingent indemnification obligations for which no claim has been asserted) under the DIP Senior Credit Facility, the cash collateralization of all treasury and cash management obligations, hedging obligations, and bank product obligations, and the cancelation, replacement, backing, or cash collateralization of letters of credit, in each case, in accordance with the terms of the DIP Senior Credit Facility. The DIP Senior Credit Facility shall not be deemed Paid in Full until such time as (x) the commitments to lend thereunder have been terminated, and (y) the DIP Agents have received (i) a countersigned payoff letter in form and substance satisfactory to such Agent and (ii) releases in form and substance satisfactory to such DIP Agent, each in its sole discretion.

Subject to the Allowed DIP Claims being Paid in Full in accordance with the terms of this Plan, or other such treatment as contemplated by this Article II.C of the Plan, on the Effective Date all Liens and security interests granted to secure such obligations (other than those granted in connection with the payoff arrangements and cash collateralization of such obligations) shall be automatically terminated and of no further force and effect without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

D.	Statutory Fees

All fees due and payable pursuant to section 1930 of Title 28 of the United States Code before the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Wind-Down Debtors shall pay any and all such fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Wind-Down Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee until the earliest of the applicable Debtor’s Chapter 11 Case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Summary of Classification

Claims and Interests, except for DIP Claims, Administrative Claims, and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. Except as otherwise provided in this Plan, a Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim is an Allowed Claim in that Class and has not been paid, released, or otherwise satisfied before the Effective Date.

1.	Class Identification

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as follows:

Class	Claim or Interest	Status	Voting Rights

1	Other Priority Claims	Unimpaired	Presumed to Accept

2	Other Secured Claims	Unimpaired	Presumed to Accept

3	ABL Claims	Unimpaired	Presumed to Accept

4	Term Loan Claims	Impaired	Entitled to Vote

5	General Unsecured Claims	Impaired	Entitled to Vote

6	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote

7	Intercompany Interests	Impaired	Deemed to Reject

8	Interests in Pier 1	Impaired	Deemed to Reject

9	Section 510(b) Claims	Impaired	Deemed to Reject

B.	Treatment of Claims and Interests

Subject to Article VI hereof, each holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, such holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors and the holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the later of the Effective Date and the date such holder’s Claim or Interest becomes an Allowed Claim or Allowed Interest or as soon as reasonably practicable thereafter.

1.	Class 1 – Other Priority Claims

a.	Classification: Class 1 consists of Other Priority Claims.

b.

Treatment: All known Holders of Other Priority Claims have been sent an Administrative / Priority Claim Consent Form pursuant to which the Debtors are seeking the agreement of such party to the treatment afforded to such Holder hereunder. The treatment afforded to Holders of Other Priority Claims hereunder is only available if each such Holder agrees to such treatment. The failure to return the Administrative /Priority Claim Consent Form or to object to the Plan shall be deemed to be such Holder’s consent to accept less than full payment of its Claim as required by section 1129(a)(9) and as contemplated under sections 1124 and 1123(a)(4) of the Bankruptcy Code, and in full and final satisfaction, compromise, settlement, and release of and in exchange for each Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall receive its Pro Rata share of the Administrative / Priority Claims Recovery on the Effective Date, or as soon as reasonably practicable thereafter. If such Holder does not object to the Plan, such Holder shall be deemed a Released Party for all purposes hereunder.

c.

Voting: Class 1 is Unimpaired. Holders of Class 1 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code, and are not entitled to vote to accept or reject the Plan.

2.	Class 2 – Other Secured Claims

a.	Classification: Class 2 consists of Other Secured Claims against any Debtor.

b.

Treatment: In full and final satisfaction of each Allowed Other Secured Claim, except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, each Holder thereof will receive: (a) payment in full in Cash; (b) delivery of the collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code; (c) Reinstatement of such Claim; or (d) other treatment rendering such Claim Unimpaired.

c.

Voting: Class 2 is Unimpaired. Holders of Class 2 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code, and are not entitled to vote to accept or reject the Plan.

3.	Class 3 – ABL Claims

a.	Classification: Class 3 consists of all ABL Claims.

b.

Allowance: The ABL Claims shall be Allowed in the aggregate face amount of the then outstanding amount under the ABL Credit Agreement, plus any unreimbursed amounts thereunder, and any accrued but unpaid interest on such unreimbursed amounts through the Effective Date, plus any fees, charges, expenses, reimbursement obligations, indemnification obligations, prepayment premiums, and other amounts due under the ABL Credit Agreement.

c.

Treatment: In full and final satisfaction, compromise, settlement, release, and discharge of its Claim (unless the applicable Holder agrees to a less favorable treatment), to the extent not already indefeasibly paid in full in cash or “rolled up” or converted into DIP Facility Obligations pursuant to the DIP Order before the Effective Date, each Holder of an Allowed ABL Claim shall (i) receive Distributable Proceeds of ABL Priority Collateral up to the full amount of its Allowed ABL Claim and (ii) all issued and undrawn letters of credit shall be replaced or cash collateralized in the amounts specified under the ABL Credit Agreement.

d.

Voting: Class 3 is Unimpaired. Holders of Allowed Class 3 Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

4.	Class 4 – Term Loan Claims

a.	Classification: Class 4 consists of all Term Loan Claims.

b.	Allowance: The Term Loan Claims shall be Allowed in the aggregate amount of $189,000,000, plus accrued but unpaid interest, fees and all other amounts due under the Term Loan Credit Agreement.

c.

Treatment: In full and final satisfaction, compromise, settlement, release, and discharge of its Claim (unless the applicable Holder agrees to a less favorable treatment), each Holder of an Allowed Term Loan Claim shall receive its Pro Rata share of the Term Loan Recovery Pool.

If such Holder votes to accept the Plan, such Holder shall be deemed a Released Party for all purposes hereunder.

d.	Voting: Class 4 is Impaired. Holders of Allowed Class 4 Claims are entitled to vote to accept or reject the Plan.

5.	Class 5 – General Unsecured Claims

a.	Classification: Class 5 consists of all General Unsecured Claims.

b.

Treatment: In full and final satisfaction, compromise, settlement, release, and discharge of its Claim (unless the applicable Holder agrees to a less favorable treatment), each Holder of an Allowed General Unsecured Claim shall receive:

i.

its Pro Rata share of the Distributable Proceeds pursuant to the Waterfall Recovery, only if Distributable Proceeds are available after all senior Claims (including, for the avoidance of doubt, the Term Loan Claims and Administrative Claims) are paid in full; and

ii.

a complete waiver and release of any and all claims, Causes of Action, and other rights against the Holders of Allowed Class 5 Claims based on claims pursuant to chapter 5 of the Bankruptcy Code or under similar or related state or federal statutes and common law including fraudulent transfer laws from the Debtors, the Wind-Down Debtors, their Estates, and the Plan Administrator, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, subject to and in accordance with Article X of the Plan.

c.	Voting: Class 5 is Impaired. Holders of Allowed Class 5 Claims are entitled to vote to accept or reject the Plan.

6.	Class 6 – Intercompany Claims

a.	Classification: Class 6 consists of all Intercompany Claims.

b.

Treatment: In full and final satisfaction of each Allowed Intercompany Claim, each Allowed Intercompany Claim, unless otherwise provided for under the Plan, will either be Reinstated, distributed, contributed, set off, settled, cancelled and released or otherwise addressed at the option of the Debtors in consultation with the Required Consenting Term Lenders; provided, that no distributions shall be made on account of any such Intercompany Claims.

c.

Voting: Class 6 is either Unimpaired, and the Holders of Intercompany Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code, or Impaired or the Holders of Allowed Class 6 Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Intercompany Claims are not entitled to vote to accept or reject the Plan.

7.	Class 7 – Intercompany Interests

a.	Classification: Class 7 consists of all Intercompany Interests.

b.

Treatment: Intercompany Interests shall be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Intercompany Interests will not receive any distribution on account of such Intercompany Interests.

c.

Voting: Class 7 is Impaired, and Holders of Intercompany Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

8.	Class 8 – Interests in Pier 1

a.	Classification: Class 8 consists of all Interests in Pier 1.

b.

Treatment: In full and final satisfaction of each Allowed Interest in Pier 1, each Allowed Interest in Pier 1 shall be canceled, released, and extinguished, and will be of no further force or effect and no Holder of Interests in Pier 1 shall be entitled to any recovery or distribution under the Plan on account of such Interests.

c.

Voting: Class 8 is Impaired. Holders of Interests in Pier 1 are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

9.	Class 9– Section 510(b) Claims

a.	Classification: Class 9 consists of all Section 510(b) Claims.

b.

Treatment: Section 510(b) Claims will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect, and each Holder of a Section 510(b) Claim will not receive any distribution on account of such Section 510(b) Claim. The Debtors are not aware of any valid Section 510(b) Claims and believe that no such Section 510(b) Claims exist.

c.

Voting: Class 9 is Impaired. Holders of Section 510(b) Claims are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

C.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class(es) of Claims and Interests. The Debtors reserve the right to modify the Plan in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class of Claims or Interests is eligible to vote and no Holder of Claims or Interests, as applicable, in such Class votes to accept or reject the Plan, the Plan shall be presumed accepted by such Class.

F.	Subordinated Claims and Interests

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and their respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors or Wind-Down Debtors, as applicable, reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring Transactions

On the Effective Date, or as soon as reasonably practicable thereafter, the Wind-Down Debtors shall take all actions as may be necessary or appropriate to effectuate the Restructuring Transactions, including, without limitation: (a) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law; (d) such other transactions that are required to effectuate the Restructuring Transactions; (e) all transactions necessary to provide for the purchase of some or all of the assets of, or Interests in, any of the Debtors which purchase may be structured as a taxable transaction for United States federal income tax purposes; and (f) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law; provided, however, that no such Restructuring Transactions may violate the terms of any Executory Contract or Unexpired Lease assumed by the Debtors.

B.	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except as otherwise specifically provided for in the Plan (including, without limitation, the satisfaction of the DIP Claims in accordance with Article II.C of the Plan): (1) any certificate, share, note, bond, indenture, purchase right, or other instrument or document, directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest, equity, or portfolio interest in the Debtors or any warrants, options, or other securities exercisable or exchangeable for, or convertible into, debt, equity, ownership, or profits interests in the Debtors giving rise to any Claim or Interest shall be canceled and deemed surrendered as to the Debtors and shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificates or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indenture, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be fully released, settled, and compromised; provided, that notwithstanding Confirmation or Consummation, any such instrument or document that governs the rights of a Holder of a Claim or Interest shall continue in effect solely for purposes of: (1) allowing Holders to receive distributions under the Plan; (2) allowing the Term Loan Agent to enforce its rights, claims, and interests vis-à-vis any parties other than the Released Parties; (3) allowing the Term Loan Agent to make the distributions in accordance with the Plan (if any); (4) preserving any rights of the Term Loan Agent to payment of fees, expenses, and indemnification obligations as against any money or property distributable to the Holders under Term Loan Credit Agreement, including any rights to priority of payment and/or to exercise charging liens; (5) allowing the Term Loan Agent to enforce any obligations owed it under the Plan; (6) allowing the Term Loan Agent to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, including, but not limited, to enforce the respective obligations owed to such parties under the Plan; and (7) permitting the Term Loan Agent to perform any functions that are necessary to effectuate the foregoing.

C.	General Settlement of Claims

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their respective Estates, and holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Wind-Down Debtors may compromise and settle Claims against the Debtors and their respective Estates and Causes of Action against other Entities.

D.	Means for Implementation

Any Asset Sale Transaction will be either (a) conducted pursuant to the Bidding Procedures and approved as part of the Confirmation of the Plan, (b) approved by the Bankruptcy Court prior to the Effective Date, or (c) otherwise authorized by the Plan.

1.	Sources of Consideration for Plan Distributions

The Plan Administrator will fund distributions under the Plan with Cash on hand on the Effective Date and the revenues and proceeds of all assets of the Debtors, including proceeds from all Causes of Action not settled, released, discharged, enjoined, or exculpated under the Plan or otherwise on or prior to the Effective Date.

2.	Vesting of Assets

Except as otherwise provided in the Plan, or any agreement, instrument, or other document incorporated herein or therein, on the Effective Date, the assets of the Debtors shall vest in the Wind-Down Debtors for the purpose of liquidating the Estates, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, the Debtors and the Wind-Down Debtors may (at the direction of the Plan Administrator) use, acquire, or dispose of property, and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

3.	Wind-Down Debtors

On and after the Effective Date, if applicable, the Wind-Down Debtors shall continue in existence for purposes of (a) winding down the Debtors’ business and affairs as expeditiously as reasonably possible in accordance with the Wind-Down Budget, (b) resolving Disputed Claims, (c) making distributions on account of Allowed Claims as provided hereunder, (d) establishing and funding the Distribution Reserve Accounts in accordance with the Wind-Down Budget, (e) enforcing and prosecuting claims, interests, rights, and privileges under the Causes of Action on the Retained Causes of Action List in an efficacious manner and only to the extent the benefits of such enforcement or prosecution are reasonably believed to outweigh the costs associated therewith, (f) filing appropriate tax returns, (g) complying with its continuing obligations under the Purchase Agreements, if any, (h) liquidating all assets of the Wind-Down Debtors, and (i) otherwise administering the Plan in an efficacious manner consistent with the Plan. The Wind-Down Debtors shall be deemed to be substituted as the party-in-lieu of the Debtors in all matters, including (i) motions, contested matters, and adversary proceedings pending in the Bankruptcy Court and (ii) all matters pending in any courts, tribunals, forums, or administrative proceedings outside of the Bankruptcy Court, in each case without the need or requirement for the Plan Administrator to file motions or substitutions of parties or counsel in each such matter.

4.	Plan Administrator

As set forth below, the Plan Administrator shall act for the Wind-Down Debtors in the same fiduciary capacity as applicable to a board of managers, directors, and officers, subject to the provisions hereof (and all certificates of formation, membership agreements, and related documents are deemed amended by the Plan to permit and authorize the same) and retain and have all the rights, powers, and duties necessary to carry out his or her responsibilities under this Plan in accordance with the Wind-Down and as otherwise provided in the Confirmation Order. On the Effective Date, the authority, power, and incumbency of the persons acting as managers, directors, and officers of the Wind-Down Debtors shall be deemed to have resigned, and the Plan Administrator shall be appointed as the sole manager, sole director, and sole officer of the Wind-Down Debtors, and shall succeed to the powers of the Wind-Down Debtors’ managers, directors, and officers.

From and after the Effective Date, the Plan Administrator shall be the sole representative of, and shall act for, the Wind-Down Debtors as further described in Article VII hereof. The Plan Administrator shall have the authority to sell, liquidate, or otherwise dispose of any and all of the Wind-Down Debtors’ assets without any additional notice to or approval from the Bankruptcy Court.

5.	Claims Representative

On or prior to the Confirmation Date, the Creditors’ Committee, upon consultation with the Required Consenting Term Lenders shall appoint the Claims Representative to participate in the post-Effective Date Claims reconciliation process. The Claims Representative shall be tasked with ensuring an efficient and fair claims reconciliation process, and overseeing the prosecution of estate causes of action under section 547 that are not covered by waiver or otherwise released, including the retention of a firm to prosecute such claims if appropriate, which firm shall be mutually agreed by the Required Consenting Term Lenders and Committee. The terms of the Claims Representative’s engagement shall be included in the Plan Supplement and are to be reasonably acceptable to both the Required Consenting Term Lenders and the Creditors’ Committee. For the avoidance of doubt, compensation for the Claims Representative’s duties shall not exceed $50,000.

6.	Board of the Debtors

As of the Effective Date, the existing board of directors or managers, as applicable, of the Debtors shall be dissolved without any further action required on the part of the Debtors or the Debtors’ officers, directors, managers, shareholders, or members, and any remaining officers, directors, managers, or managing members of any Debtor shall be dismissed without any further action required on the part of any such Debtor, the equity holders of the Debtors, the officers, directors, or managers, as applicable, of the Debtors, or the members of any Debtor. Subject in all respects to the terms of this Plan, the Debtors shall be dissolved as soon as practicable on or after the Effective Date, but in no event later than the closing of the Chapter 11 Cases.

As of the Effective Date, the Plan Administrator shall act as the sole officer, director, and manager, as applicable, of the Debtors with respect to its affairs. Subject in all respects to the terms of this Plan, the Plan Administrator shall have the power and authority to take any action necessary to wind down and dissolve any of the Debtors, and shall: (a) file a certificate of dissolution for any of the Debtors, together with all other necessary corporate and company documents, to effect the dissolution of any of the Debtors under the applicable laws of each applicable Debtor’s state of formation; and (b) complete and file all final or otherwise required federal, state, and local tax returns and shall pay taxes required to be paid for any of the Debtors, and pursuant to section 505(b) of the Bankruptcy Code, request an expedited determination of any unpaid tax liability of any of the Debtors or their Estates for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws; and (c) represent the interests of the Debtors or the Estates before any taxing authority in all tax matters, including any action, suit, proceeding, or audit.

The filing by the Plan Administrator of any of the Debtors’ certificate of dissolution shall be authorized and approved in all respects without further action under applicable law, regulation, order, or rule, including any action by the stockholders, members, board of directors, or board of managers of Pier 1 or any of its affiliates.

7.	Release of Liens

Except as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Debtors’ Estates shall be fully released, settled, and compromised, and the holder of such mortgages, deeds of trust, Liens, pledges, or other security interest against any property of the Debtors’ Estates shall be authorized to take such actions as may be reasonably requested by the Debtors to evidence such releases.

8.	Preservation of Causes of Action

Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Debtors shall convey to the Plan Administrator all rights to commence, prosecute or settle, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, which shall vest in the Plan Administrator pursuant to the terms of the Plan. The Plan Administrator may enforce all rights to commence, prosecute, or settle, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Plan Administrator’s rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Plan Administrator may, in its reasonable business judgment, pursue such Causes of Action and may retain and compensate professionals in the analysis or pursuit of such Causes of Action to the extent the Plan Administrator deems appropriate, including on a contingency fee basis. No Entity may rely on the absence of a specific reference in the Plan, the Disclosure Statement, or the Plan Supplement to any Cause of Action against them as any indication that the Debtors or the Plan Administrator will not pursue any and all available Causes of Action against them. The Debtors and the Plan Administrator expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan; provided that the Debtors, in consultation with the Plan Administrator after the Effective Date, may prosecute any such Cause of Action against any party only in connection with their objection to and resolution of any Claim asserted by such party. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Plan Administrator expressly reserves all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. The Plan Administrator reserves and shall retain the foregoing Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. The Plan Administrator shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, or to take any action contemplated by this section, without the consent or approval of any third party or any further notice to, or action, order, or approval of, the Bankruptcy Court.

9.	Director and Officer Liability Insurance

The Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date (whether or not such policies are listed on the Schedule of Assumed Executory Contracts), and coverage for defense and indemnity under any of the D&O Liability Insurance Policies shall remain available to all individuals within the definition of “Insured” in any of the D&O Liability Insurance Policies. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, and except as otherwise may be provided in an order from the Bankruptcy Court, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed; provided, however, that the Holder(s) of a Claim for an indemnity obligation will look only to the D&O Liability Insurance Policies for recovery and not the Estates.

10.	Termination of Non-Qualified Deferred Compensation Trust Plans

The Non-Qualified Deferred Compensation Trust Plans shall be terminated on the Effective Date.

E.	Exemption from Certain Transfer Taxes and Fees

To the maximum extent provided by section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto, including the Asset Sale Transaction, or the issuance, transfer or exchange of any security under the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, each Executory Contract and Unexpired Lease not previously rejected, assumed, assumed and assigned, or included in a Rejection Notice (including, for the avoidance of doubt, each of the Unexpired Leases included on the Rejection Notice filed at Docket No. 841) shall be deemed automatically rejected pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (1) is specifically described in the Plan as to be assumed in connection with confirmation of the Plan, or is specifically scheduled to be assumed or assumed and assigned pursuant to the Plan or the Plan Supplement; (2) is subject to a pending motion to assume such Unexpired Lease or Executory Contract as of the Confirmation Date; (3) is to be assumed by the Debtors or assumed by the Debtors and assigned to another third party, as applicable, in connection with the any sale transaction that is the subject of a pending motion as of the Confirmation Date; (4) is a contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan; (5) is a D&O Liability Insurance Policy; or (6) is listed on the Schedule of Rejected Executory Contracts and Unexpired Leases as of the Confirmation Date for rejection effective on a date that occurs after the Effective Date. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions, assignments, and rejections, including the assumption of the Executory Contracts or Unexpired Leases as provided in the Plan Supplement, pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Counterparties to Executory Contracts or Unexpired Leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases or otherwise Rejected pursuant to the Plan shall be served with a notice of rejection of Executory Contracts and Unexpired Leases substantially in the form approved by the Bankruptcy Court pursuant to the Bankruptcy Court order approving the Disclosure Statement as soon as reasonably practicable following the filing of the Plan Supplement. The notice of the Plan Supplement shall also be deemed appropriate notice of rejection when served on applicable parties. Proofs of Claims with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be Filed with the Notice and Claims Agent by the later of the date that is thirty (30) days after (1) the entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection; (2) the Effective Date; and (3) the effective date of any rejection that occurs after the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time shall be barred from asserting such claims against the Debtors and precluded from voting on any plans of reorganization filed in these Chapter 11 Cases and/or receiving distributions from the Debtors on account of such claims in these Chapter 11 Cases. The Debtors or the Wind-Down Debtors, as applicable, shall be authorized to update the Claims Register to remove any Claims not timely filed; provided that the Debtors will provide notice to such Claimant at the address or email address on the Proof of Claim, to the extent such information is provided, informing such Claimant that its Claim will be removed from the Claims Register as a result of being untimely filed. Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III of the Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

Any Cure Obligations under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by performance or payment of the Cure Obligation in Cash on or after the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the Cure Obligation, (2) the ability of the Wind-Down Debtors or any assignee, as applicable, to provide “adequate assurance of future performance” (with the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the Cure Obligations shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

At least 14 days before the Voting Deadline, the Debtors shall distribute, or cause to be distributed, Cure Notices to the applicable third parties and their counsel (if known). Any objection by a counterparty to an Executory Contract or Unexpired Lease to the proposed assumption, assumption and assignment, or related Cure amount must be Filed by the Cure/Assumption Objection Deadline. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption, assumption and assignment, or Cure Notice will be deemed to have assented to such assumption or assumption and assignment, and Cure amount. To the extent that the Debtors seek to assume and assign an Unexpired Lease pursuant to the Plan, the Debtors will identify the assignee in the applicable Cure Notice and/or Schedule and provide “adequate assurance of future performance” for such assignee (within the meaning of section 365 of the Bankruptcy Code) under the applicable Executory Contract or Unexpired Lease to be assumed and assigned, which adequate assurance information will be provided with the Cure Notice.

Assumption or assumption and assignment of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise, and the satisfaction of the Cure Obligations, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date that the Debtors assume or assume and assign such Executory Contract or Unexpired Lease. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned shall be barred from asserting such claims against the Debtors and precluded from voting on any plans of reorganization filed in these Chapter 11 Cases and/or receiving distributions from the Debtors on account of such claims in these Chapter 11 Cases. The Debtors or the Wind-Down Debtors, as applicable, shall be authorized to update the Claims Register to remove any claims Filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned; provided that the Debtors will provide notice to such Claimant at the address or email address on the Proof of Claim, to the extent such information is provided, informing such Claimant that its Claim will be removed from the Claims Register. For the avoidance of doubt, with respect to any asserted non-monetary Cure Obligations, such Cure obligations may be cured (or resolved) by the assignee and the applicable counterparty in the ordinary course of business following the assumption and all parties reserve all rights with respect to any such asserted Cure obligations.

D.	Indemnification Obligations

All indemnification obligations in place as of the Effective Date (whether in the by laws, certificates of incorporation or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be assumed and remain in full force and effect after the Effective Date, and shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose; provided, however, that neither the Term Loan Lenders nor any Purchaser shall have any liability or other responsibility for any such obligation, which shall solely be an obligation of the Plan Administrator (if an Asset Sale Transaction occurs) and any applicable insurance company.

E.	Insurance Policies

Without limiting Article IV.D.8, all of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as and deemed to be Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto.

F.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed (or assumed and assigned) shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

G.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Rejected Executory Contracts and Unexpired Leases or the Schedule of Assumed Executory Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

H.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting any Executory Contract or Unexpired Lease pursuant to section 365(d)(4) of the Bankruptcy Code.

I.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into in the ordinary course of business after the Petition Date by any Debtor, including any Executory Contracts and/or Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Wind-Down Debtor in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) that have not been rejected under the Plan will survive and remain unaffected by entry of the Confirmation Order, except as provided therein.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided herein, on the Effective Date (or, if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Interest (or such Holder’s affiliate) shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Interests in each applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions

a.	Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims, except as otherwise provided in this Article VI, or Interests shall be made to Holders of record as of the Distribution Record Date by the Wind-Down Debtors: (1) to the signatory set forth on any of the Proof of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have been notified in writing of a change of address); (2) at the addresses set forth in any written notices of address changes delivered to the Wind-Down Debtors after the date of any related Proof of Claim; (3) at the addresses reflected in the Schedules if no Proof of Claim has been Filed and the Wind-Down Debtors have not received a written notice of a change of address; or (4) on any counsel that has appeared in the Chapter 11 Cases on such Holder’s behalf. Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors and the Wind-Down Debtors shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

All Distributions on account of Allowed Term Loan Claims shall be made to or at the direction of the Term Loan Agent for further distribution to the Term Loan Lenders in accordance with the Term Loan Credit Agreement and the Plan, and shall be deemed completed when made to or at the direction of the Term Loan Agent. As soon as practicable following any delivery of distributions to the Term Loan Agent on account of Allowed Term Loan Claims, the Term Loan Agent shall arrange to deliver any such distributions to the Term Loan Lenders in accordance with the Term Loan Credit Agreement and the Plan. For the avoidance of doubt, the Term Loan Agent shall have no liability to any party for actions taken in accordance with this Plan or in reliance upon information provided to it in accordance with this Plan, and the Wind-Down Debtors shall reimburse the Term Loan Agent for any reasonable and documented fees and expenses (including reasonable and documented fees and expenses of its counsel and agents), subject to the Wind-Down Budget, incurred on or after the Effective Date in connection with the implementation of the Plan, including but not limited to, making distributions pursuant to and in accordance with the Plan.

2.    Minimum Distributions

Holders of Allowed Claims entitled to distributions of $100 or less shall not receive distributions, and each such Claim shall be discharged pursuant to Article VIII and its Holder is forever barred pursuant to Article VIII from asserting that Claim against the Wind-Down Debtors or their property.

3.    Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Wind-Down Debtors or the Plan Administrator, as applicable, have determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the applicable Wind-Down Debtors or the Plan Administrator, as applicable, without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

C. Tax Issues and Compliance with Tax Requirements

In connection with the Plan, to the extent applicable, the Debtors, Wind-Down Debtors or the Plan Administrator, as applicable, shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Wind-Down Debtors or the Plan Administrator, as applicable, shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Wind-Down Debtors reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

Property deposited into the various Claim distribution accounts described elsewhere in the Plan (including the Administrative / Priority Claims Reserve, Other Secured Claims Reserve, and the General Account) will be subject to disputed ownership fund treatment under section 1.468B-9 of the United States Treasury Regulations. All corresponding elections with respect to such accounts shall be made, and such treatment shall be applied to the extent possible for state, local, and non-U.S. tax purposes. Under such treatment, a separate federal income tax return shall be filed with the IRS with respect to such accounts, any taxes (including with respect to interest, if any, or appreciation in property between the Effective Date and date of distribution) imposed on such accounts shall be paid out of the assets of such accounts (and reductions shall be made to amounts disbursed from such accounts to account for the need to pay such taxes).

D.    Allocations

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest as Allowed herein.

E.    No Postpetition Interest on Claims

Unless otherwise specifically provided for in an order of the Bankruptcy Court, the Plan, or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim.

F.    Setoffs and Recoupment

The Debtors or the Wind-Down Debtors, as applicable, may, but shall not be required to, set off against or recoup any payments or distributions to be made pursuant to the Plan in respect of any Claims of any nature whatsoever that the Debtors or the Wind-Down Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Wind-Down Debtors of any such Claim it may have against the Holder of such Claim.

Notwithstanding anything to the contrary in the Plan, the Restructuring Documents, the Plan Supplement, or any other documents related to any of the foregoing, nothing shall modify the rights, if any, of any holder of Claims or any current or former party to an executory contract, whether currently or previously executory, or lease of non-residential real property to assert any right of setoff or recoupment that such party may have under applicable bankruptcy or non-bankruptcy law (including the express assertion of such setoff or recoupment through a timely filed proof of claim), including, but not limited to: (i) the ability, if any, of such parties to setoff or recoup a security deposit held pursuant to the terms of their unexpired lease(s) with the Debtors, or any successors to the Debtors, under the Plan; (ii) assertion of rights of setoff or recoupment, if any, in connection with Claims reconciliation; or (iii) assertion of setoff or recoupment as a defense, if any, to any claim or action by the Debtors, Wind-Down Debtors, Plan Administrator, Monitor or any successors of the Debtors or Wind-Down Debtors. The Debtors reserve all rights related thereto.

G.    Claims Paid or Payable by Third Parties

1.    Claims Paid by Third Parties

To the extent that the Holder of an Allowed Claim receives payment in full on account of such Claim from a party that is not a Debtor or Wind-Down Debtor, such Holder shall be barred from asserting such Claim against the Debtors and precluded from voting on any plans of reorganization filed in these Chapter 11 Cases and/or receiving distributions from the Debtors on account of such claims in these Chapter 11 Cases. The Debtors or the Wind-Down Debtors, as applicable, shall be authorized to update the Claims Register to remove any claims Filed with respect to an Executory Contract or Unexpired Lease that received payment in full on account of such Claim from a party that is not a Debtor or Wind-Down Debtor; provided that the Debtors will provide notice to such Claimant at the address or email address on the Proof of Claim, to the extent such information is provided, informing such Claimant that its Claim will be removed from the Claims Register. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or Wind-Down Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Debtor or Wind-Down Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.    Claims Payable by Third Parties

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the Debtors or the Wind-Down Debtors, as applicable, shall be authorized to update the Claims Register to remove the applicable portion of such Claim; provided that the Debtors will provide notice to such Claimant at the address or email address on the Proof of Claim, to the extent such information is provided, informing such Claimant that its Claim will be removed from the Claims Register.

3.    Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything herein to the contrary (including, without limitation, Article VIII), nothing shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any other Entity may hold against any other Entity, including insurers under any policies of insurance or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

THE PLAN ADMINISTRATOR

A.    The Plan Administrator

The powers of the Plan Administrator shall include any and all powers and authority to implement the Plan and to administer and distribute the Distribution Reserve Accounts and wind down the business and affairs of the Debtors and Wind-Down Debtors, including (all without further order of the Bankruptcy Court): (1) liquidating, receiving, holding, investing, supervising, and protecting the assets of the Wind-Down Debtors in accordance with the Wind-Down Reserve; (2) taking all steps to execute all instruments and documents necessary to effectuate the distributions to be made under the Plan from the Distribution Reserve Accounts in accordance with the Wind-Down Reserve; (3) making distributions from the Distribution Reserve Accounts as contemplated under the Plan; (4) establishing and maintaining bank accounts in the name of the Wind-Down Debtors; (5) subject to the terms set forth herein, employing, retaining, terminating, or replacing professionals to represent it with respect to its responsibilities or otherwise effectuating the Plan to the extent necessary; (6) paying all reasonable fees, expenses, debts, charges, and liabilities of the Wind-Down Debtors; (7) administering and paying taxes of the Wind-Down Debtors, including filing tax returns; (8) representing the interests of the Wind-Down Debtors or the Estates before any taxing authority in all matters, including any action, suit, proceeding, or audit; and (9) exercising such other powers as may be vested in it pursuant to order of the Bankruptcy Court or pursuant to the Plan, or as it reasonably deems to be necessary and proper to carry out the provisions of the Plan in accordance with the Wind-Down Reserve.

The Plan Administrator may resign at any time upon 30 days’ written notice delivered to the Consenting Term Lenders, the Wind-Down Debtors, and the Bankruptcy Court; provided that such resignation shall only become effective upon the appointment of a permanent or interim successor Plan Administrator, to be chosen by the Required Consenting Term Lenders, with the consent of the Debtors (not to be unreasonably withheld). Upon its appointment, the successor Plan Administrator, without any further act, shall become fully vested with all of the rights, powers, duties, and obligations of its predecessor and all responsibilities of the predecessor Plan Administrator relating to the Wind-Down Debtors shall be terminated.

1.    Plan Administrator Rights and Powers

The Plan Administrator shall retain and have all the rights, powers, and duties necessary to carry out his or her responsibilities under this Plan in accordance with the Wind-Down Reserve, and as otherwise provided in the Confirmation Order. The Plan Administrator shall be the exclusive trustee of the assets of the Wind-Down Debtors for the purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estates appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code.

2.    Wind-Down Budget

The Wind-Down Budget (as modified, amended or supplemented in accordance with the Wind-Down Order) shall continue in full force and effect during the Wind Down. The Debtors will file an updated Wind-Down Budget as part of the Plan Supplement.

3.    Monitor

The Required Consenting Term Lenders, upon consultation with the Creditors’ Committee shall appoint the Monitor on or before the Confirmation Date. The Monitor will work cooperatively with the Plan Administrator to ensure compliance with the Wind-Down Budget. The Debtors shall include in the Plan Supplement, the terms of the Monitor’s engagement, which shall be reasonably acceptable to the Required Consenting Term Lenders and the Creditors’ Committee and shall not otherwise exceed $275,000.

4.    Retention of Professionals

The Plan Administrator shall have the right, subject to the Wind-Down Reserve, to retain the services of attorneys, accountants, and other professionals that, in the discretion of the Plan Administrator, are necessary to assist the Plan Administrator in the performance of his or her duties. The reasonable fees and expenses of such professionals shall be paid by the Wind-Down Debtors from the Wind-Down Reserve upon the monthly submission of statements to the Plan Administrator to the extent set forth in the Wind-Down Reserve. The payment of the reasonable fees and expenses of the Plan Administrator’s retained professionals shall be made in the ordinary course of business from the Wind-Down Reserve and shall not be subject to the approval of the Bankruptcy Court.

5.    Compensation of the Plan Administrator

The Plan Administrator’s compensation, on a post-Effective Date basis, shall be as described in the Plan Supplement and paid out of the Wind-Down Reserve. Except as otherwise ordered by the Bankruptcy Court, the fees and expenses incurred by the Plan Administrator on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including attorney fees and expenses) made by the Plan Administrator in connection with such Plan Administrator’s duties shall be paid without any further notice to, or action, order, or approval of, the Bankruptcy Court in Cash from the Wind-Down Reserve if such amounts relate to any actions taken hereunder.

6.    Plan Administrator Expenses

All costs, expenses and obligations incurred by the Plan Administrator in administering this Plan, the Wind-Down Debtors, or in any manner connected, incidental or related thereto, in effecting distributions from the Wind-Down Debtors thereunder (including the reimbursement of reasonable expenses) shall be incurred and paid in accordance with the Wind-Down Budget. Such costs, expenses and obligations shall be paid from the Wind-Down Reserve.

The Debtors and the Plan Administrator, as applicable, shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. However, in the event that the Plan Administrator is so ordered after the Effective Date, all costs and expenses of procuring any such bond or surety shall be paid for with Cash from the Wind-Down Reserve.

B.    Wind-Down

On and after the Effective Date, the Plan Administrator will be authorized to implement the Plan and any applicable orders of the Bankruptcy Court, and the Plan Administrator shall have the power and authority to take any action necessary to wind down and dissolve the Debtors’ Estates.

As soon as practicable after the Effective Date, the Plan Administrator shall: (1) cause the Debtors and the Wind-Down Debtors, as applicable, to comply with, and abide by, the terms of the Purchase Agreements and any other documents contemplated thereby; (2) to the extent applicable, file a certificate of dissolution or equivalent document, together with all other necessary corporate and company documents, to effect the dissolution of the Debtors under the applicable laws of their state of incorporation or formation (as applicable); and (3) take such other actions as the Plan Administrator may determine to be necessary or desirable to carry out the purposes of the Plan. Any certificate of dissolution or equivalent document may be executed by the Plan Administrator without need for any action or approval by the shareholders or board of directors or managers of any Debtor. From and after the Effective Date, except with respect to Wind-Down Debtors as set forth herein, the Debtors (1) for all purposes shall be deemed to have withdrawn their business operations from any state in which the Debtors were previously conducting, or are registered or licensed to conduct, their business operations, and shall not be required to file any document, pay any sum, or take any other action in order to effectuate such withdrawal, (2) shall be deemed to have canceled pursuant to this Plan all Interests, and (3) shall not be liable in any manner to any taxing authority for franchise, business, license, or similar taxes accruing on or after the Effective Date. For the avoidance of doubt, notwithstanding the Debtors’ dissolution, the Debtors shall be deemed to remain intact solely with respect to the preparation, filing, review, and resolution of applications for Professional Fee Claims.

The filing of the final monthly report (for the month in which the Effective Date occurs) and all subsequent quarterly reports shall be the responsibility of the Plan Administrator.

C.    Exculpation, Indemnification, Insurance & Liability Limitation

The Plan Administrator and all professionals retained by the Plan Administrator, each in their capacities as such, shall be deemed exculpated and indemnified, except for fraud, willful misconduct, or gross negligence, in all respects by the Wind-Down Debtors. The Plan Administrator may obtain, at the expense of the Wind-Down Debtors and with funds from the Wind-Down Reserve, commercially reasonable liability or other appropriate insurance with respect to the indemnification obligations of the Wind-Down Debtors. The Plan Administrator may rely upon written information previously generated by the Debtors.

For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Plan Administrator in its capacity as such, shall have no liability whatsoever to any party for the liabilities and/or obligations, however created, whether direct or indirect, in tort, contract, or otherwise, of the Debtors.

D.    Tax Returns

After the Effective Date, the Plan Administrator shall complete and file all final or otherwise required federal, state, and local tax returns for each of the Debtors, and, pursuant to section 505(b) of the Bankruptcy Code, may request an expedited determination of any unpaid tax liability of such Debtor or its Estate for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws.

E.    Dissolution of the Wind-Down Debtors

Upon a certification to be Filed with the Bankruptcy Court by the Plan Administrator of all distributions having been made and completion of all its duties under the Plan and entry of a final decree closing the last of the Chapter 11 Cases, the Wind-Down Debtors shall be deemed to be dissolved without any further action by the Wind-Down Debtors, including the filing of any documents with the secretary of state for the state in which each Debtor is formed or any other jurisdiction. The Plan Administrator, however, shall have authority to take all necessary actions to dissolve the Wind-Down Debtors in and withdraw the Wind-Down Debtors from applicable state(s).

ARTICLE VIII.

RESERVES ADMINISTERED BY THE PLAN ADMINISTRATOR

A.    Establishment of Reserve Accounts

The Plan Administrator shall establish each of the Distribution Reserve Accounts (which may be affected by either establishing a segregated account or establishing book entry accounts, in the sole discretion of the Plan Administrator).

B.    Undeliverable Distribution Reserve

1.    Deposits

If a distribution to any Holder of an Allowed Claim is returned to the Plan Administrator as undeliverable or is otherwise unclaimed, such distribution shall be deposited in a segregated, interest-bearing account, designated as an “Undeliverable Distribution Reserve,” for the benefit of such Holder until such time as such distribution becomes deliverable, is claimed or is deemed to have been forfeited in accordance with Article VIII.B.2 of this Plan.

2.    Forfeiture

Any Holder of an Allowed Claim that does not assert a Claim pursuant to this Plan for an undeliverable or unclaimed distribution within three months after the first distribution is made to such Holder shall be deemed to have forfeited its claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for the undeliverable or unclaimed distribution against any Debtor, any Estate, the Plan Administrator, the Wind-Down Debtors, or their respective properties or assets. In such cases, any Cash or other property held by the Wind-Down Debtors in the Undeliverable Distribution Reserve for distribution on account of such claims for undeliverable or unclaimed distributions, including the interest that has accrued on such undeliverable or unclaimed distribution while in the Undeliverable Distribution Reserve, shall become the property of the Wind-Down Debtors, notwithstanding any federal or state escheat laws to the contrary, and shall promptly be transferred to the General Account to be distributed according to the priority set forth in Article VIII.F without any further action or order of the Court.

3.    Disclaimer

The Plan Administrator and his or her respective agents and attorneys are under no duty to take any action to attempt to locate any Claim Holder; provided that in his or her sole discretion, the Plan Administrator may periodically publish notice of unclaimed distributions.

4.    Distribution from Reserve

Within fifteen (15) Business Days after the Holder of an Allowed Claim satisfies the requirements of this Plan, such that the distribution(s) attributable to its Claim is no longer an undeliverable or unclaimed distribution (provided that satisfaction occurs within the time limits set forth in Article VIII.B of this Plan), the Plan Administrator shall distribute out of the Undeliverable Distribution Reserve the amount of the undeliverable or unclaimed distribution attributable to such Claim, including the interest that has accrued on such undeliverable or unclaimed distribution while in the Undeliverable Distribution Reserve, to the General Account.

C.    Wind-Down Reserve

On the Effective Date, the Plan Administrator shall establish the Wind-Down Reserve by depositing Cash, in the amount of the Wind-Down Amount into the Wind-Down Reserve. The Wind-Down Reserve shall be used by the Plan Administrator solely to satisfy the expenses of Wind-Down Debtors and the Plan Administrator as set forth in the Plan and Wind-Down Budget; provided that all costs and expenses associated with the winding up of the Wind-Down Debtors and the storage of records and documents shall constitute expenses of the Wind-Down Debtors and shall be paid from the Wind-Down Reserve to the extent set forth in the Wind-Down Budget. In no event shall the Plan Administrator be required or permitted to use its personal funds or assets for such purposes. Any amounts remaining in the Wind-Down Reserve after payment of all expenses of the Wind-Down Debtors and the Plan Administrator shall promptly be transferred to the General Account and shall be distributed according to the priority set forth in VIII.G without any further action or order of the Court.

D.    Administrative / Priority Claims Reserve

On the Effective Date, the Plan Administrator shall establish the Administrative / Priority Claims Reserve by depositing Cash in the amount of the Administrative / Priority Claims Reserve Amount into the Administrative / Priority Claims Reserve (and the Plan Administrator shall deposit Cash into or withdraw Cash from into the Administrative / Priority Claims Reserve if the Administrative / Priority Claims Reserve Amount changes at any time). The Administrative / Priority Claims Reserve Amount shall be used to pay Holders of all Allowed Priority Claims,

Allowed Administrative Claims (other than Professional Fee Claims or DIP Claims), and Allowed Other Secured Claims their respective Pro Rata share of the Administrative / Priority Claims Reserve, to the extent that such Priority Claims, Administrative Claims (other than Professional Fee Claims or DIP Claims), and Allowed Other Secured Claim have not been paid in full on or before the Effective Date. If all or any portion of a Priority Claim, Administrative Claim (other than Professional Fee Claims or DIP Claims), or Allowed Other Secured Claim shall become a Disallowed Claim, then the amount on deposit in the Administrative / Priority Claims Reserve attributable to such surplus or such Disallowed Claim, including the interest that has accrued on said amount while on deposit in the Administrative / Priority Claims Reserve, shall remain in the Administrative / Priority Claims Reserve to the extent that the Plan Administrator determines necessary to ensure that the Cash remaining in the Administrative / Priority Claims Reserve is sufficient to ensure that all Allowed Priority Claims, Allowed Administrative Claims, and Allowed Other Secured Claims will be paid in accordance with the Plan, and shall otherwise promptly be transferred to the General Account to be distributed in accordance with the Plan without any further action or order of the Court. Any amounts remaining in the Administrative / Priority Claims Reserve after payment of all Allowed Priority Claims, Allowed Administrative Claims, and Allowed Other Secured Claims (or any amount in excess of that reasonably needed to be reserved for any Disputed Claims) shall promptly be transferred to the General Account and shall be distributed according to the priority set forth in Article VIII.F without any further action or order of the Court.

E.    Priority Tax Claims Reserve

On the Effective Date, the Plan Administrator shall establish the Priority Tax Claims Reserve by depositing Cash in the amount of the Priority Tax Claims Reserve Amount into the Priority Tax Claims Reserve. The Priority Tax Claims Reserve Amount shall be used to pay Holders of all Allowed Priority Tax Claims their respective Pro Rata share of the Priority Tax Claims Reserve, to the extent that such Priority Tax Claims have not been paid in full on or before the Effective Date. If all or any portion of a Priority Tax Claim shall become a Disallowed Claim, then the amount on deposit in the Priority Tax Claims Reserve attributable to such surplus or such Disallowed Claim, including the interest that has accrued on said amount while on deposit in the Priority Tax Claims Reserve, shall remain in the Priority Tax Claims Reserve to the extent that the Plan Administrator determines necessary to ensure that the Cash remaining in the Priority Tax Claims Reserve is sufficient to ensure that all Allowed Priority Tax Claims shall otherwise promptly be transferred to the General Account to be distributed in accordance with the Plan without any further action or order of the Court. Any amounts remaining in the Priority Tax Claims Reserve after payment of all Allowed Priority Tax Claims, Allowed Administrative Claims, and Allowed Other Secured Claims (or any amount in excess of that reasonably needed to be reserved for any Disputed Claims) shall promptly be transferred to the General Account and shall be distributed according to the priority set forth in Article VIII.F without any further action or order of the Court.

F.    Distributable Proceeds / Settlement Waterfall Recovery

After the DIP Claims have been Paid in Full pursuant to Article II.C hereof, the Priority Tax Claims Reserve, the Professional Fee Escrow Account, and the Wind-Down Reserve have been funded, and all proceeds (if any) of Intellectual Property (as defined in the Intercreditor

Agreement) have been paid to Holders of Allowed Term Loan Claims in accordance with the DIP Order, all remaining Distributable Proceeds shall be allocated and paid to the applicable Holders of Claims until paid in full from time to time in the following priority (the “Waterfall Recovery”) (in each case on a Pro Rata basis, and subject to any applicable cap): (i) first, 88% of Distributable Proceeds shall be paid to Holders of Allowed Term Loan Claims as part of the Term Loan Recovery Pool pursuant to Article III.B.4 hereof, and the remaining 12% of Distributable Proceeds shall be added to the Administrative / Priority Claims Reserve and thereby paid to Holders of 503(b)(9) Claims and remaining Administrative Claims and Other Priority claims pursuant to Article II.A hereof, up to the amount of such 503(b)(9) Claims, Administrative Claims and Priority Claims, (ii) second, if, pursuant to the Waterfall Recovery, 503(b)(9) Claims, Administrative Claims, and Other Priority Claims are paid in full, any remaining Distributable Proceeds shall be paid to the holders of Allowed Term Loan Claims until paid in full, and (iii) third, any remaining Distributable Proceeds shall be paid to Holders of Allowed General Unsecured Claims. For the avoidance of doubt, unless Allowed Term Loan Claims are paid in full, no holders of General Unsecured Claims shall receive any amount of Distributable Proceeds.

G.    The General Account and Distribution Reserve Account Adjustments

Beginning on the six-month anniversary of the Effective Date or at such other times as the Plan Administrator shall determine as appropriate, and thereafter, on each six-month interval thereafter, the Plan Administrator shall determine the amount of Cash required to adequately maintain each of the Distribution Reserve Accounts. If after making and giving effect to any determination referred to in the immediately preceding sentence, the Plan Administrator determines that any Distribution Reserve Account (i) contains Cash in an amount in excess of the amount then required to adequately maintain such Distribution Reserve Account, then at any such time the Plan Administrator shall transfer such surplus Cash to the General Account to be used or distributed according to the priority set forth in Article VIII.F hereof, or (ii) does not contain Cash in an amount sufficient to adequately maintain such Distribution Reserve Account, then at any such time the Plan Administrator shall, with the consent of the Required Consenting Term Lenders, transfer Cash from the General Account, to the extent Cash is available in the General Account until the deficit in such Distribution Reserve Account is eliminated. Any funds in the General Account not needed to eliminate a Distribution Reserve Account deficit shall be allocated and paid as Distributable Proceeds pursuant to the Waterfall Recovery as set forth in Article VIII.F.

ARTICLE IX.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.    Allowance of Claims

After the Effective Date, the Plan Administrator or each of the Wind-Down Debtors, as applicable, shall have and retain any and all rights and defenses the applicable Debtor had with respect to any Claim immediately before the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases before the Effective Date (including the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or the Bankruptcy Court has entered a Final Order, including the Confirmation Order (when it becomes a Final Order), in the Chapter 11 Cases allowing such Claim.

For the avoidance of doubt, nothing in this Plan will supersede the Prepetition Claims Bar Date Order with respect to a parties right to file a Claim.

B.     Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan and notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, after the Effective Date, the Plan Administrator or the Wind-Down Debtors, as applicable, shall have the sole authority to File and prosecute objections to Claims, and the Wind-Down Debtors shall have the sole authority to (1) settle, compromise, withdraw, litigate to judgment, or otherwise resolve objections to any and all Claims, regardless of whether such Claims are in a Class or otherwise; (2) settle, compromise, or resolve any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

C.     Estimation of Claims

Before, on, or after the Effective Date, the Debtors, Plan Administrator or the Wind-Down Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim pursuant to applicable law, including, without limitation, pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection. Notwithstanding any provision to the contrary in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim, such estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors, Plan Administrator or Wind-Down Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before seven (7) days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

D.	Adjustment to Claims Without Objection

The Debtors or the Wind-Down Debtors, as applicable, shall be authorized to update the Claims Register to adjust or remove any Claim that has been paid in full or satisfied, or any Claim that has been amended or superseded; provided that the Debtors will provide notice to such Claimant at the address or email address on the Proof of Claim, to the extent such information is provided, informing such Claimant that its Claim will be adjusted or removed from the Claims Register.

E.	Time to File Objections to Claims

Any objections to Claims shall be Filed on or before the Claims Objection Bar Date.

F.	Disallowance of Claims

Any Claims held by Entities from which property is recoverable under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors, the Plan Administrator or the Wind-Down Debtors, as applicable. All Proofs of Claim Filed on account of an Indemnification Obligation shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such Indemnification Obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

Pursuant to the terms of the Administrative Claims Bar Date Order and the Prepetition Claims Bar Date Order, if Proofs of Claim are not received by the Notice and Claims Agent on or before the Prepetition Claims Bar Date, the Administrative Claims Bar Date (as required), or the Governmental Bar Date, as applicable, and except in the case of certain exceptions explicitly set forth in the Administrative Claims Bar Date Order and the Prepetition Claims Bar Date Order, the Holders of the underlying Claims shall be barred from asserting such claims against the Debtors and precluded from voting on any plans of reorganization filed in these Chapter 11 Cases and/or receiving distributions from the Debtors on account of such claims in these Chapter 11 Cases. The Debtors or the Wind-Down Debtors, as applicable, shall be authorized to update the Claims Register to remove any claims not received by the Notice and Claims Agent before the Prepetition Claims Bar Date, Administrative Claims Bar Date or the Governmental Bar Date, as applicable, and not subject to an exception as set forth above; provided that the Debtors will provide notice to such Claimant at the address or email address on the Proof of Claim, to the extent such information is provided, informing such Claimant that its Claim will be removed from the Claims Register as a result of being untimely filed.

G.	Amendments to Claims

On or after the Effective Date, a Claim (other than a Claim arising from the rejection of an Executory Contract or Unexpired Lease or a Claim filed by the Administrative Claims Bar Date)

may not be Filed or amended without the prior authorization of the Bankruptcy Court, the Plan Administrator or the Wind-Down Debtors, as applicable, and the Plan Administrator and the Wind-Down Debtors shall be authorized to update the Claims Register to remove any such new or amended Claim Filed; provided that the Debtors will provide notice to such Claimant at the address or email address on the Proof of Claim, to the extent such information is provided, informing such Claimant that its Claim will be adjusted or removed from the Claims Register.

H.	No Distributions Pending Allowance

If an objection to a Claim or portion thereof is Filed, no payment or distribution provided under the Plan shall be made on account of such Claim or portion thereof unless and until such Disputed Claim becomes an Allowed Claim, unless otherwise determined by the Plan Administrator or Wind-Down Debtors, as applicable.

I.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Wind-Down Debtors shall provide to the Holder of such Claim the distribution to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Claim, without any interest, dividends, or accruals to be paid on account of such Claim unless required under applicable bankruptcy law or as otherwise provided herein.

ARTICLE X.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete settlement, compromise, and release, effective as of the Effective Date, of Claims, Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Proof of Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the settlement, compromise, and release of all Claims and Interests subject to the Effective Date occurring. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Plan Administrator, or Wind-Down Debtors, as applicable, may compromise and settle any Claims and Causes of Action against other Entities.

B.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

C.	Release of Liens

Except as otherwise specifically provided in the Plan (including, without limitation the satisfaction of the DIP Claims in accordance with Article II.C of the Plan), or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Wind-Down Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors or Wind-Down Debtors. The ABL Agent and the Term Loan Agent shall execute and deliver all documents reasonably requested by the Wind-Down Debtors or the Plan Administrator to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Wind-Down Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto.

D.	Debtor Release

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, Wind-Down Debtors, and their respective Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any cause of action, by, through, for, or because of the foregoing entities, from any and all claims and Causes of Action, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims asserted or assertable on behalf of the Debtors or their respective Estates, that the Debtors, Wind-Down Debtors, or their respective Estates would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in the Debtors based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), any securities issued by the Debtors and the ownership thereof, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), any intercompany transaction, the ABL Claims, the ABL Documents, the ABL Obligations, the Term Loan Claims, the Term Loan Credit Agreement, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Plan Support Agreement, the Disclosure Statement, the DIP Senior Credit Facility, the Plan, the Plan Supplement or the Asset Sale Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Plan Support Agreement, the Disclosure Statement, the ABL Claims, the ABL Documents, the ABL Obligations, the DIP Senior Credit Facility, the Term Loan Claims, the Term Loan Credit Agreement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Restructuring Documents, solicitation of votes on the Plan, the prepetition negotiation and settlement of Claims, the pursuit of confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of debt and/or securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a final order by a court of competent jurisdiction to have constituted actual fraud, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, the Asset Sale Transaction, or any document, instrument, or agreement (including the Restructuring Documents, and other documents, instruments and agreements set forth in the Plan Supplement) executed to implement the Plan and shall not result in a release, waiver, or discharge of any of the Debtors’ or Wind-Down Debtors’ assumed indemnification provisions as set forth in the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the restructuring and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, Wind-Down Debtors, or the Debtors’ respective Estates asserting any Claim or Cause of Action released pursuant to the Debtor release.

E.	Release by Holders of Claims or Interests

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, and to the fullest extent allowed by applicable law, each Releasing Party is deemed to have released and discharged each of the Debtors, Wind-Down Debtors, and Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims asserted or assertable on behalf of the Debtors or their respective Estates, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), any securities issued by the Debtors and the ownership thereof, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), any intercompany transaction, the ABL Claims, the ABL Documents, the ABL Obligations, the Term Loan Claims, the Term Loan Credit Agreement, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Plan Support Agreement, the Disclosure Statement, the DIP Senior Credit Facility, the Plan, the Plan Supplement, or the Asset Sale Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Plan Support Agreement, the Disclosure Statement, the DIP Senior Credit Facility, the Plan, the Plan Supplement, the ABL Claims, the ABL Documents, the ABL Obligations, the Term Loan Claims, the Term Loan Credit Agreement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Restructuring Documents, solicitation of votes on the Plan, the prepetition negotiation and settlement of Claims, the pursuit of confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of debt pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for Claims related to any act or omission that is determined in a final order by a court of competent jurisdiction to have constituted actual fraud, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any post-Effective Date obligations of any party or Entity under the Plan, the Asset Sale Transaction, or any document, instrument, or agreement (including the Restructuring Documents, and other documents, instruments, and agreements set forth in the Plan Supplement) executed to implement the Plan and (2) any indemnification obligations of the Term Loan Lenders owed to the Term Loan Agent pursuant to the Term Loan Credit Agreement and shall not result in a release, waiver, or discharge of any of the Debtors’ or Wind-Down Debtors’ assumed indemnification provisions as set forth in the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the third-party release, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the third-party release is: (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released

Parties’ contributions to facilitating the Asset Sale Transaction and implementing the Plan; (d) a good faith settlement and compromise of the Claims released by the third-party release; (e) in the best interests of the Debtors and their respective Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the third-party release.

F.	Exculpation

Notwithstanding anything contained in the Plan to the contrary, no Exculpated Party shall have or incur liability for, and each Exculpated Party is released and exculpated from, any Cause of Action or any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Plan Support Agreement and related prepetition transactions, the DIP Senior Credit Facility, the Disclosure Statement, the Plan, the Plan Supplement, the ABL Claims, the ABL Documents, the ABL Obligations, the Term Loan Claims, the Term Loan Credit Agreement, or the Asset Sale Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Plan Support Agreement, the DIP Senior Credit Facility, the Disclosure Statement, the Plan, the Plan Supplement, the ABL Claims, the ABL Documents, the ABL Obligations, the Term Loan Claims, the Term Loan Credit Agreement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the Restructuring Documents, solicitation of votes on the Plan, the prepetition negotiation and settlement of Claims, the pursuit of confirmation, the pursuit of consummation, the administration and implementation of the Plan, including the issuance or distribution of debt, and/or securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for Claims related to any act or omission that is determined in a final order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes on, and distribution of consideration pursuant to, the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not release or exculpate any Claim relating to any post-Effective Date obligations of any party or Entity under the Plan, the Asset Sale Transaction, or any document, instrument, or agreement (including the Restructuring Documents, and other documents, instruments and agreements set forth in the Plan Supplement) executed to implement the Plan.

G.	Injunction

Except as otherwise provided in the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, Causes of Action, or liabilities that: (a) are subject to compromise and settlement pursuant to the terms of the Plan; (b) have been released by the Debtors pursuant to the Plan; (c) have been released by third parties pursuant to the Plan, (d) are subject to exculpation pursuant to the Plan; or (e) are otherwise discharged, satisfied, stayed or terminated pursuant to the terms of the Plan, are permanently enjoined and precluded, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, Wind-Down Debtors, the Released Parties, or the Exculpated Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, Causes of Action or liabilities; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action or liabilities; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or Estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action or liabilities; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests, Causes of Action or liabilities unless such Entity has timely asserted such setoff right in a document filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, Causes of Action or liabilities discharged, released, exculpated, or settled pursuant to the Plan.

H.	Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Wind-Down Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Wind-Down Debtors, or another Entity with whom the Wind-Down Debtors have been associated, solely because the Debtors have been debtors under chapter 11 of the Bankruptcy Code, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases), or have not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Recoupment

In no event shall any Holder of a Claim be entitled to recoup against any claim, right, or Cause of Action of the Debtors or the Wind-Down Debtors, as applicable, unless such Holder actually has provided notice of such recoupment in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

J.	Subordination Rights.

Any distributions under the Plan shall be received and retained free from any obligations to hold or transfer the same to any other Holder and shall not be subject to levy, garnishment, attachment, or other legal process by any Holder by reason of claimed contractual subordination rights. Any such subordination rights shall be waived, and the Confirmation Order shall constitute an injunction enjoining any Entity from enforcing or attempting to enforce any contractual, legal, or equitable subordination rights to property distributed under the Plan, in each case other than as provided in the Plan.

ARTICLE XI.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article XI.B hereof):

1. The Plan Support Agreement shall remain in full force and effect and shall not have been terminated by the Debtors or the Required Consenting Term Lenders;

2. The Debtors shall not be in default under the DIP Credit Agreement or the DIP Order (or, to the extent that the Debtors have been or are in default on the proposed Effective Date, such default shall have been waived by the DIP Lenders or cured in a manner consistent with the DIP Credit Agreement and the DIP Order, as applicable);

3. The DIP Claims shall have been Paid in Full or otherwise satisfied in accordance with Article II.C of the Plan;

4. The Confirmation Order shall have been duly entered and in full force and effect;

5. The Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and each of the other transactions contemplated by the Restructuring;

6. The final version of the schedules, documents, and exhibits contained in the Plan Supplement, and all other schedules, documents, supplements and exhibits to the Plan, shall be consistent with the Plan Support Agreement in all material respects and otherwise approved by the Restructuring Support Parties and the Debtors consistent with their respective consent and approval rights as set forth in Section 3 of the Plan Support Agreement;

7. All fees, expenses, and other amounts payable pursuant to the Plan Support Agreement and the DIP Order shall have been paid in full;

8. All Allowed Professional Fee Claims approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such Allowed Professional Fee Claims after the Effective Date shall have been placed in the Professional Fee Escrow Account pending approval of the Professional Fee Claims by the Bankruptcy Court;

9. All going out of business sales at the Debtors’ stores shall have been completed; and

10. The Debtors shall have implemented the Restructuring Transactions in a manner consistent in all material respects with the Plan and the Plan Support Agreement.

B.	Waiver of Conditions

The conditions to Confirmation of the Plan and to the Effective Date of the Plan set forth in this Article XI may be waived only by consent of the Debtors, and the Required Consenting Term Lenders without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan; provided however that the Debtors may not waive the condition set forth in Article XI.A.8; provided further that the consent of the DIP Agents, each in its sole discretion, is required for a waiver of the conditions set forth in Articles XI.A.2, XI.A.3 or XI.A.7.

C.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

D.	Effect of Nonoccurrence of Conditions to the Effective Date

If the Effective Date does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims or Interests; (2) prejudice in any manner the rights of the Debtors, any Holders of a Claim or Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders, or any other Entity in any respect; provided, that all provisions of the Plan Support Agreement that survive termination of those agreements shall remain in effect in accordance with the terms thereof.

ARTICLE XII.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments

Subject to the limitations contained in the Plan and the Plan Support Agreement, the Debtors reserve the right to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan and the Plan Support Agreement, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy

Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan

Subject to the provisions of the Plan Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation and Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims or Interests; (ii) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims; or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

ARTICLE XIII.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases and all matters arising out of or related to the Chapter 11 Cases and the Plan, including jurisdiction to:

1. Allow, Disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims;

2. Decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals;

3. Resolve any matters related to: (a) the assumption or rejection of any Executory Contract or Unexpired Lease and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Claims related to the rejection of an Executory Contract or Unexpired Lease, cure amounts pursuant to section 365 of the Bankruptcy Code, or any other matter related to such Executory Contract or Unexpired Lease; (b) the Wind-Down Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory

Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed and assigned or rejected or otherwise; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4. Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5. Adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. Adjudicate, decide, or resolve any and all matters related to Causes of Action;

7. Adjudicate, decide, or resolve any and all matters related to sections 1141 and 1145 of the Bankruptcy Code;

8. Enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9. Enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

10. Resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11. Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12. Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement or enforce such releases, injunctions, and other provisions;

13. Resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.H.1 hereof;

14. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement;

16. Adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein;

17. Consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18. Determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

19. Hear and determine all disputes involving the Plan Support Agreement;

20. Hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21. Hear and determine all disputes involving the existence, nature, or scope of the release provisions set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

22. Enforce all orders previously entered by the Bankruptcy Court in the Chapter 11 Cases;

23. Hear any other matter not inconsistent with the Bankruptcy Code;

24. Enter an order closing the Chapter 11 Cases; and

25. Enforce the injunction, release, and exculpation provisions provided in Article VIII hereof.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article XI.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the final versions of the documents contained in the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors or the Wind-Down Debtors, as applicable, and any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in the Plan, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or advisable to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Wind-Down Debtors, as applicable, all Holders of Claims and Interests receiving distributions pursuant to the Plan, and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Dissolution of the Creditors’ Committee

On the Effective Date, the Creditors’ Committee, shall dissolve automatically and the members thereof shall be released and discharged from all rights, duties, responsibilities, and liabilities arising from, or related to, the Chapter 11 Cases and under the Bankruptcy Code, except for the limited purpose of prosecuting requests for payment of Professional Fee Claims for services and reimbursement of expenses incurred prior to the Effective Date by the Creditors’ Committee and its Professionals; provided, however, that any confidentiality agreement entered into by and among the Debtors and the members of and advisors to the Creditors’ Committee shall remain in full force and effect pursuant to the terms thereof. The Wind-Down Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to the Creditors’ Committee after the Effective Date.

D.	Reservation of Rights

Before the Effective Date, neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to any Claims or Interests.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

F.	Service of Documents

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

the Debtors:     Pier 1 Imports, Inc.

  100 Pier 1 Place

  Fort Worth, Texas 76102

  Attn.: Ray McKown

  with copies to:

  Kirkland & Ellis LLP

  601 Lexington Avenue

  New York, NY 10022

  Attn.: Joshua A. Sussberg, P.C. and Emily Geier

  Kirkland & Ellis LLP

  1301 Pennsylvania Ave, N.W.

  Washington, D.C. 20004

  Attn.: AnnElyse Gains

the Consenting Term Lenders: the address set forth on each such Consenting Term Lenders’ signature page to the Plan Support Agreement (or as directed by any transferee thereof), as the case may be.

with copies to:

  Brown Rudnick LLP

  Seven Times Square

  New York, New York 10036

  Attn: Robert J. Stark

  Brown Rudnick LLP

  One Financial Center

  Boston, Massachusetts 02111

  Attn: Sharon I. Dwoskin

counsel to the DIP Lenders:

  Morgan Lewis & Bockius LLP

  One Federal Street

  Boston, Massachusetts 02110

  Attn: Marjorie S. Crider and Matthew F. Furlong

After the Effective Date, the Wind-Down Debtors shall have the authority to send a notice to parties in interest providing that, to continue to receive documents pursuant to Bankruptcy Rule 2002, such party must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Wind-Down Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

G.	Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

H.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://dm.epiq11.com/pier1 or the Bankruptcy Court’s website at www.vaeb.uscourts.gov.

I.	Nonseverability of Plan Provisions

If, before Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Wind-Down Debtors’ consent, as applicable; and (3) nonseverable and mutually dependent.

J.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and, pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Wind-Down Debtors will have any liability for the violation of any applicable law (including the Securities Act), rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

K.	Waiver and Estoppel.

Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured, or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed before the Confirmation Date.

Respectfully submitted, as of the date first set forth above,

PIER 1 IMPORTS, INC. (on behalf of itself and all other Debtors)

Dated: July 30, 2020	/s/ Robert J. Riesbeck
Robert J. Riesbeck
Chief Executive Officer and Chief Financial Officer of Pier 1 Imports, Inc.

Prepared by:

Joshua A. Sussberg, P.C. (admitted pro hac vice)	Michael A. Condyles (VA 27807)
Emily E. Geier (admitted pro hac vice)	Peter J. Barrett (VA 46179)
AnnElyse Scarlett Gains (admitted pro hac vice)	Jeremy S. Williams (VA 77469)
KIRKLAND & ELLIS LLP	Brian H. Richardson (VA 92477)
KIRKLAND & ELLIS INTERNATIONAL LLP	KUTAK ROCK LLP
601 Lexington Avenue	901 East Byrd Street, Suite 1000
New York, New York 10022	Richmond, Virginia 23219-4071
Telephone: (212) 446-4800	Telephone: (804) 644-1700
Facsimile: (212) 446-4900	Facsimile: (804) 783-6192

-and-

Joshua M. Altman (admitted pro hac vice)
KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle Street
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200

Co-Counsel to the Debtors and Debtors in Possession